                                                                   EXHIBIT 10.2

              AGREEMENT, PLAN OF REORGANIZATION AND PLAN OF MERGER

                                  BY AND AMONG

                    FIRST FINANCIAL MANAGEMENT CORPORATION,

                       BLUEBIRD ACQUISITION CORPORATION,

                        GENCAN ACQUISITION CORPORATION,

                             GENEX SERVICES, INC.,

                         GENEX SERVICES OF CANADA, LTD.

                                      AND

                              THE SHAREHOLDERS OF

                                    EACH OF

                              GENEX SERVICES, INC.

                                      AND

                         GENEX SERVICES OF CANADA, LTD.

                                 June 30, 1994

                                             TABLE OF CONTENTS

Section                                                                                               Page
- - -------                                                                                               ----
1.   The Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     1.1    The Mergers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     1.2    Effective Time of the Mergers   . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     1.3    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     1.4    Effect of the Mergers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2

2.   Conversion and Exchange of Shares; Additional Action   . . . . . . . . . . . . . . . . . . .       2
     2.1    Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
     2.3    Reported Market Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
     2.4    Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
     2.5    Surrender and Exchange of Stock Certificates  . . . . . . . . . . . . . . . . . . . .       5
     2.6    Dividends on FFMC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
     2.7    Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

3.   Articles of Incorporation, Bylaws, Board of Directors and Officers   . . . . . . . . . . . .       6
     3.1    Certificate of Incorporation; Bylaws  . . . . . . . . . . . . . . . . . . . . . . . .       6
     3.2    Directors and Officers of the Surviving Corporation   . . . . . . . . . . . . . . . .       6

4.   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
     4.1    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
     4.2    Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7

5.   Representations and Warranties of the Shareholders   . . . . . . . . . . . . . . . . . . . .       7
     5.1    Ownership of Shares; Residence  . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
     5.2    Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
     5.3    Absence of Violations or Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . .       7
     5.4    No Consents Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
     5.5    No Claims Against the Companies   . . . . . . . . . . . . . . . . . . . . . . . . . .       8
     5.6    Litigation Related to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . .       8
     5.7    Purchase for Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
     5.8    Receipt of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
     5.9    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9

6.   Representations and Warranties of the Companies and the Shareholders   . . . . . . . . . . .       9
     6.1    Organization and Qualification of the Companies   . . . . . . . . . . . . . . . . . .       9
     6.2    Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
     6.3    Corporate Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
     6.4    Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
     6.5    Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
     6.6    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
     6.7    No Consents Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11

     6.8    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
     6.9    Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
     6.10   Governmental Authorization and Compliance with Laws   . . . . . . . . . . . . . . . .      12
     6.11   Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .      12
     6.12   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
     6.13   Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
     6.14   Adequacy; Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
     6.15   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
     6.16   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
     6.17   Labor Controversies and Employees   . . . . . . . . . . . . . . . . . . . . . . . . .      16
     6.18   Insider Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
     6.19   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
     6.20   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
     6.21   Employee and Fringe Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . .      17
     6.22   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
     6.23   Customer Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
     6.24   Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
     6.25   Pooling-of-Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
     6.26   Major Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
     6.27   Accuracy of Schedules, Certificates and Documents   . . . . . . . . . . . . . . . . .      21

7.   Representations and Warranties by FFMC, Bluebird and GENCAN  . . . . . . . . . . . . . . . .      21
     7.1    Existence, Power and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . .      22
     7.2    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
     7.3    Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
     7.4    Periodic Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
     7.5    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
     7.6    No Past Action That Would Defeat Pooling  . . . . . . . . . . . . . . . . . . . . . .      23
     7.7    Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
     7.8    Accuracy of Schedules, Certificates and Documents   . . . . . . . . . . . . . . . . .      23

8.   Further Agreements of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
     8.1    Investigation; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
     8.2    Conduct of the Business Pending the Closing   . . . . . . . . . . . . . . . . . . . .      24
     8.3    HSR Act Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
     8.4    Consents, Authorizations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
     8.5    Good Faith; Further Assurances; Cooperation   . . . . . . . . . . . . . . . . . . . .      26
     8.6    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
     8.7    Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
     8.8    Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
     8.9    Additional Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . .      27
     8.10   Shareholder Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
     8.11   No Solicitation of Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     8.12   Affiliate Letters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     8.13   Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28

     8.14   Pooling Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     8.15   No Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     8.16   Registration of Shares Issued Pursuant to Stock Option Plan   . . . . . . . . . . . .      28
     8.17   Organization of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
     9.1    Conditions Relating to FFMC, Bluebird and GENCAN  . . . . . . . . . . . . . . . . . .      29
     9.2    Conditions to Obligation of the Companies and the Shareholders  . . . . . . . . . . .      32

9.3. Waiver and Estoppel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34

10.  Documents to be Delivered at the Closing . . . . . . . . . . . . . . . . . . . . . . . . . .      35
     10.1   Documents to be Delivered by the Companies and the Shareholders   . . . . . . . . . .      35
     10.2   Documents to be Delivered by FFMC   . . . . . . . . . . . . . . . . . . . . . . . . .      35

11.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
     11.1   Filing of Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
     11.2   Access and Assistance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
     11.3   Certain Audit Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37

12.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
     12.1  Indemnification by the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . .      38
     12.2  Indemnification by FFMC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
     12.3  Certain Limitations and Related Matters  . . . . . . . . . . . . . . . . . . . . . . .      38
     12.4  Claims for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
     12.5  Defense of Claim by Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .      39
     12.6  Third Party Claim Assistance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
     12.7  Determination of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
     12.8  Manner of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
     12.9  Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
     12.10 Remedies Exclusive   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42

13.  Shareholders' Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
     13.1  Appointment; Acceptance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
     13.2  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
     13.3  Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
     13.4  Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
     13.5  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
     13.6  Survival of Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44

14.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
     14.1  Finders, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
     14.2  Specific Performance and Other Remedies  . . . . . . . . . . . . . . . . . . . . . . .      44
     14.3  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
     14.4  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
     14.5  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
     14.6  Separability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46

     14.7  Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
     14.8  No Third Party Beneficiaries; Assignment   . . . . . . . . . . . . . . . . . . . . . .      46
     14.9  Time of the Essence; Computation of Time   . . . . . . . . . . . . . . . . . . . . . .      47
     14.10 Definitions Regarding Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     14.11 Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
     14.12 Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47

                             CERTAIN DEFINED TERMS


Term                                                               Section
- - ----                                                               -------
Acquisition Proposal                                               8.11
Act                                                                1.1
Affected Employees                                                 8.8
Affiliate                                                          6.9
Agreement                                                          Preamble
Applicable Plan Year-End                                           6.21(c)
Articles of Merger                                                 1.2
Authorizations                                                     6.10
Bluebird                                                           Preamble
Bluebird Common Stock                                              2.1(d)
Canada Common Stock                                                Preamble
Canada Shareholders                                                Preamble
Citations                                                          6.22(c)
Closing                                                            1.3
Closing Date                                                       1.3
Code                                                               6.12(d)
Companies                                                          Preamble
Company                                                            Preamble
Company Delivered Agreements                                       6.4
Costs                                                              12.1
Deductible                                                         12.3(c)
Determination Date                                                 12.7
Effective Time                                                     1.2
Employee Plans                                                     6.21(a)
Environmental Laws                                                 6.22(a)
ERISA                                                              6.21(a)
ERISA Affiliate                                                    6.21(a)
Escrow Shares                                                      2.5(b)
Financial Statements                                               6.8(a)
FFMC                                                               Preamble
FFMC Common Stock                                                  Preamble
FFMC's Benefit Programs                                            8.8
FTC                                                                5.4
GAAP                                                               6.8(a)
GBCC                                                               1.2

GCR                                                                Preamble
GENCAN                                                             Preamble
GENCAN Common Stock                                                2.1(e)
GENEX                                                              Preamble
GENEX Canada                                                       Preamble
GENEX Common Stock                                                 Preamble
GENEX Shareholders                                                 Preamble
Governmental Authority                                             5.4
HSR Act                                                            5.4
Indemnified Party                                                  12.4
Indemnifying Party                                                 12.4
Intellectual Property                                              6.19
Intellectual Property Agreements                                   6.19
IRS                                                                6.21(a)
Justice                                                            5.4
Laws                                                               6.5
Liens                                                              5.1
Material Contracts                                                 6.15
Merger(s)                                                          Preamble
Merger Consideration                                               2.5
Multi-Employer Plan                                                6.21(a)
Notice of Claim                                                    12.4
Orders                                                             6.5
Outstanding Options                                                2.1(g)
PBGC                                                               6.21(a)
Pension/Profit-Sharing Plan                                        6.21(a)
Pooling Letter                                                     9.10
Post-Closing Period                                                11.1(a)
Pre-Closing Period                                                 11.1(a)
Properties                                                         6.14
Reported Market Price                                              2.3
SEC                                                                5.7
SEC Filings                                                        7.4
Shareholder(s)                                                     Preamble
Shareholder Delivered Agreements                                   5.2
Shareholders' Agent                                                13.1
Stock Option Plan                                                  2.1(g)
Subsidiary                                                         6.6
Superfund Notice                                                   6.22(c)
Surviving Corporation(s)                                           1.1
Tax Return                                                         6.12(i)
Taxes                                                              6.12(i)
Welfare Plan                                                       6.21(a)
1993 Act                                                           2.1(f)

                             SCHEDULES TO AGREEMENT


Schedule
No.                       Title
- - ---                       -----
2.5                       Escrowed Shares
5.1                       Ownership
5.3                       Violations or Conflicts
5.4                       Consents
5.5                       Shareholders' Claim against Company
6.1                       Organization - Jurisdiction
6.2                       Capital Stock
6.5                       Noncontravention
6.8                       Financial - Supplementary Information on Accounts Receivable
6.9                       Absence of Certain Changes
6.10                      Government Compliance
6.11                      Undisclosed Liabilities
6.12                      Taxes
6.13                      Titles to Properties
6.14                      Properties
6.15                      Material Contracts, (Consents Guide)
6.16                      Litigation
6.17                      Labor Controversies and Employees
6.18                      Insider Interests
6.19                      Intellectual Properties
6.20                      Insurance
6.21                      Employee and Fringe Benefits
6.23                      Customer Warranties
6.24                      Bank Accounts
6.25                      Pooling of Interest Lists
6.26                      Major Customers
7.3                       Noncontravention
7.5                       Litigation
8.2                       Conduct of Business
8.10                      Shareholder Notes
11.1                      Filing of  Returns

              AGREEMENT, PLAN OF REORGANIZATION AND PLAN OF MERGER


         THIS IS AN AGREEMENT, PLAN OF REORGANIZATION AND PLAN OF MERGER (this "Agreement"), dated as of June 30, 1994, by and among FIRST FINANCIAL MANAGEMENT CORPORATION, a Georgia corporation ("FFMC"), BLUEBIRD ACQUISITION CORPORATION, a Georgia corporation wholly owned by FFMC ("Bluebird"), GENCAN ACQUISITION CORPORATION, a Georgia corporation wholly-owned by FFMC ("GENCAN"), GENEX SERVICES, INC., a Pennsylvania corporation (formerly known as GENERAL REHABILITATION SERVICES, INC.)("GENEX"), GENEX SERVICES OF CANADA, LTD., a Pennsylvania corporation (formerly known as GENERAL REHABILITATION SERVICES OF CANADA, LTD.)("GENEX Canada")(GENEX and GENEX Canada are sometimes referred to herein individually as a "Company" and collectively as the "Companies") and the undersigned shareholders of GENEX and of GENEX Canada (referred to herein individually as a "Shareholder" and collectively as the "Shareholders"). As the context requires, the term "Company" or "Companies" shall include GENEX, as successor-in-interest to GENERAL CARE REVIEW, INC. ("GCR"), a Pennsylvania corporation that was merged with and into GENEX on October 29, 1993, and the terms "Shareholder" or "Shareholders" shall include the undersigned shareholders in their capacity as shareholders of GCR.

                              BACKGROUND STATEMENT

         Each of GENEX and GENEX Canada is primarily engaged in the business of providing a line of services designed to reduce its customers' costs associated with work related injuries, including disability management, medical and vocational case management, bill review, early intervention and utilization management (the "Business"). FFMC and GENEX desire to effect a business combination of GENEX and Bluebird pursuant to which Bluebird will merge with and into GENEX. FFMC and GENEX Canada desire to effect a business combination of GENEX Canada and GENCAN pursuant to which GENCAN will merge with and into GENEX Canada. Pursuant to such mergers (the "Mergers"), the holders (the "GENEX Shareholders") of GENEX common stock, no par value ("GENEX Common Stock"), will receive shares of FFMC common stock, par value $.10 per share ("FFMC Common Stock"), in exchange for their shares of GENEX Common Stock and the holders (the "Canada Shareholders") of GENEX Canada common stock, par value $.01 share ("Canada Common Stock"), will receive shares of FFMC Common Stock in exchange for their shares of Canada Common Stock, each as provided in this Agreement. The Mergers are intended to be reorganizations under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").
The Board of Directors of each of GENEX and GENEX Canada has approved the Merger to which such Company is a party and directed that this Agreement be submitted to the GENEX Shareholders, and the Canada Shareholders, respectively, who have agreed herein to vote their respective shares of GENEX Common Stock and Canada Common Stock in favor of the Mergers. The Mergers have been approved by a duly authorized committee of the Board of Directors of FFMC, by the Board of Directors of each of Bluebird and GENCAN and by FFMC as sole shareholder of Bluebird and of GENCAN.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1.      The Business Combinations.

                 1.1      The Mergers.  At the Effective Time (as defined in
Section 1.2 hereof), Bluebird shall be merged with and into GENEX and GENCAN shall be merged with and into GENEX Canada, each in accordance with the provisions of this Agreement and the Pennsylvania Business Corporation Law of 1988, as amended (the "Act"), and the separate existence of each of Bluebird and GENCAN shall thereupon cease, and GENEX and GENEX Canada, as the surviving corporations in the Mergers (referred to herein as a "Surviving Corporation" or the "Surviving Corporations"), shall continue their corporate existence under the laws of the Commonwealth of Pennsylvania.

                 1.2 Effective Time of the Mergers. As soon as practicable following fulfillment of the conditions set forth in Section 8, and provided that this Agreement has not been terminated pursuant to Section 4, GENEX and GENEX Canada shall each cause appropriate Articles of Merger and appropriate Certificates of Merger (collectively "Articles of Merger") to be duly prepared, executed, acknowledged and filed with the Secretaries of State of the Commonwealth of Pennsylvania and the State of Georgia, respectively, in accordance with the provisions of the Act and the Georgia Business Corporation Code, as amended (the "GBCC"). The Mergers shall become effective at the time of the filing of the Articles of Merger unless a different effective time is specified in the applicable Articles of Merger (the "Effective Time").

                 1.3 Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of FFMC, 3 Corporate Square, Suite 700, Atlanta, Georgia 30329, on a date and at a time agreed upon by FFMC and the Shareholders, but in no event later than 10:00 a.m. on the third business day after all conditions set forth in Section 8 have been satisfied or waived in writing (the "Closing Date"). At the Closing, the parties shall execute and deliver the agreements and other documents referred to in Section 9.

                 1.4 Effect of the Mergers. At the Effective Time: (i) Bluebird shall merge with and into GENEX; (ii) GENCAN shall merge with and into GENEX Canada; (iii) the separate existence of each of Bluebird and GENCAN shall cease; (iv) the shares of GENEX and GENEX Canada shall each be converted as provided in this Agreement; (v)the Shareholders shall be entitled only to the rights provided in this Agreement; and (vi) the Mergers shall otherwise have the effect provided under the applicable laws of the Commonwealth of Pennsylvania (including the Act).

         2.      Conversion and Exchange of Shares; Additional Action.

                 2.1 Conversion of Shares. The aggregate merger consideration payable to the Shareholders shall be One Million Two Hundred Fifty-Eight Thousand One Hundred Ninety-Five

(1,258,195) shares of FFMC Common Stock. Such merger consideration shall be payable at the Effective Time as follows:

                          (a)     GENEX Common Stock.  Each issued and
         outstanding share of GENEX Common Stock, excluding any such shares held in the treasury of GENEX and excluding any such shares held by FFMC or its subsidiaries (including Bluebird), shall automatically be cancelled and extinguished and shall thereafter represent only the right to receive 1.031712 shares of FFMC Common Stock, subject to the provisions of Section 2.2 regarding fractional shares and to the provisions of Section 2.5(b) regarding the Escrow Shares.

                          (b) Canada Common Stock. Each issued and outstanding share of Canada Common Stock, excluding any such shares held in the treasury of GENEX Canada and excluding any such shares held by FFMC or its subsidiaries (including GENCAN), shall automatically be cancelled and extinguished and shall thereafter represent only the right to receive 264.7838 shares of FFMC Common Stock, subject to the provisions of Section 2.2 regarding fractional shares and to the provisions of Section 2.5(b) regarding the Escrow Shares.

                          (c) Treasury Stock. Each share of GENEX Common Stock and Canada Common Stock held in the treasury of GENEX and GENEX Canada, respectively, shall be automatically cancelled and extinguished, and no payment shall be made in respect thereof.

                          (d) Bluebird Common Stock. Each issued and outstanding share of common stock of Bluebird ("Bluebird Common Stock") shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of GENEX Common Stock.

                          (e) GENCAN Common Stock. Each issued and outstanding share of GENCAN ("GENCAN Common Stock") shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of Canada Common Stock.

                          (f)     FFMC Common Stock.  The Shareholders
         acknowledge and agree that the FFMC Common Stock received by them pursuant to this Agreement will not be registered under the Securities Act of 1933 (the "1993 Act") or any state securities laws on the ground that this transaction is exempt from registration under the 1933 Act and applicable state securities laws as a transaction not involving a public offering. The Shareholders acknowledge that they may not sell the FFMC Common Stock received by them without registration under the 1933 Act and applicable state securities laws except upon compliance with an exemption from any such registration, and that FFMC is under no obligation to register the FFMC Common Stock issued to the Shareholders pursuant to this Agreement or to take any action necessary in order to make compliance with an exemption from registration available.

                          (g) GENEX Options. At or prior to the Effective Time, FFMC and GENEX shall take all action necessary to cause the assumption by FFMC as of the Effective Time of the options to purchase GENEX Common Stock granted under the GENEX Stock-Based Incentive Compensation Plan, as amended (the "Stock Option Plan"), and outstanding as of the Effective Time (the "Outstanding Options").
         Each of the Outstanding Options shall be converted as of the Effective Time without any action on the part of the holder thereof into an option to purchase shares of FFMC Common Stock. The number of shares of FFMC Common Stock that the holder of an assumed Outstanding Option shall be entitled to receive upon the exercise of such option shall be a number of whole and fractional shares determined by multiplying the number of shares of GENEX Common Stock subject to such option, determined immediately before the Effective Time, by 1.031712. The exercise price of each share of FFMC Common Stock subject to an Outstanding Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of GENEX Common Stock at which such option is exercisable immediately before the Effective Time by 1.031712. The assumption and substitution of options as provided herein shall not give the holders of such options additional benefits that they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. Only whole shares of FFMC Common Stock shall be issued upon exercise of any Outstanding Option, and in lieu of receiving any fractional share of FFMC Common Stock, the holder of such option shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. After the Effective Time, the Stock Option Plan shall be continued in effect by FFMC subject to amendment, modification, suspension, abandonment or termination as provided therein, and the Stock Option Plan as so continued (i) shall relate solely to Outstanding Options, (ii) thereafter shall relate only to the issuance of FFMC Common Stock as provided in this Section and (iii) shall continue to provide for equitable adjustment in the terms of Outstanding Options in the event of certain corporate events which alter the capital structure of FFMC.

                 2.2 No Fractional Shares. No fraction of a share of FFMC Common Stock shall be issued upon conversion of GENEX Common Stock and Canada Common Stock as provided in Section 2.1. Any holder of GENEX Common Stock or Canada Common Stock who would otherwise have been entitled to receive a fraction of a share of FFMC Common Stock upon conversion of all his GENEX Common Stock or Canada Common Stock, as applicable, shall be entitled to receive a cash payment in respect of such fractional share in an amount equal to the product of such fractional share multiplied by the average of the closing prices of FFMC Common Stock on the New York Stock Exchange for the ten
(10) trading days preceding the date of this Agreement.

                 2.3 Reported Market Price. As used in this Agreement, the Reported Market Price for FFMC Common Stock shall be the closing price of FFMC Common Stock on the New York Stock Exchange on the last trading day prior to the Effective Time.

                 2.4 Stock Transfer Books. From and after the Effective Time, no transfer of shares of GENEX Common Stock or Canada Common Stock outstanding prior to the Effective Time shall be registered on the stock transfer books of the respective Surviving Corporation.

                 2.5      Surrender and Exchange of Stock Certificates.

                          (a)     At the Effective Time the holders of
         certificates representing shares of GENEX Common Stock and Canada Common Stock shall cease to have any rights as shareholders of GENEX or GENEX Canada, as the case may be, except such rights as they may have pursuant to this Agreement. After the Effective Time, each Shareholder shall be entitled to receive, upon surrender to FFMC of a certificate or certificates representing such Shareholder's shares of GENEX Common Stock or Canada Common Stock accompanied by a duly completed and executed stock transfer power, the respective merger consideration therefor specified in Section 2.1 (the "Merger Consideration") for each share of GENEX Common Stock or Canada Common Stock represented by such certificates; provided, however, that the Escrow Shares (as defined in subsection (b) below) shall be delivered to the Escrow Agent for the Escrow established pursuant to Section
         12.9. If certificates for outstanding shares of GENEX Common Stock or Canada Common Stock are not surrendered to FFMC within three years after the Effective Time, the unclaimed Merger Consideration shall, to the extent permitted by applicable law, become the property of the applicable Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto. No interest shall be paid or accrued on any portion of the Merger Consideration.

                          (b) At the Effective Time, FFMC shall deliver one certificate in the name of each Shareholder evidencing the number of shares of FFMC Common Stock set forth beside such Shareholder's name on Schedule 2.5 for an aggregate of 125,817 shares of FFMC Common Stock or may be adjusted in accordance with Schedule 2.5 (such shares in the aggregate referred to as the "Escrow Shares") to the Escrow Agent for the Escrow established pursuant to Section 12.9.

                 2.6 Dividends on FFMC Common Stock. No holder of a certificate or certificates representing shares of GENEX Common Stock or Canada Common Stock shall be entitled to receive any dividend or other distribution from FFMC declared after the Effective Time until surrender of such holder's certificate or certificates representing shares of GENEX Common Stock or Canada Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by FFMC, but were not paid by reason of the foregoing with respect to the number of whole shares of FFMC Common Stock represented by the certificate or certificates issued upon such surrender.
From and after the Effective Time, FFMC shall, however, be entitled to treat such certificate or certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which such shares of FFMC Common Stock represented by such certificate or certificates shall have been converted, notwithstanding any failure to surrender such certificate or certificates.

                 2.7 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of FFMC Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date after the Effective Time, the number of shares of FFMC Common Stock delivered as Merger Consideration shall be appropriately adjusted.

         3.      Articles of Incorporation, Bylaws, Board of Directors and
                 Officers.

                 3.1 Certificate of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of GENEX and GENEX Canada as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the respective Surviving Corporation.

                 3.2 Directors and Officers of the Surviving Corporations. The persons who are directors and officers of Bluebird at the Effective Time will become the directors and officers of the Surviving Corporation of the Bluebird/GENEX merger until such timeas they may be replaced in accordance with the Bylaws of such Surviving Corporation. The persons who are directors and officers of GENCAN at the Effective Time will become the directors and officers of the Surviving Corporation of the GENCAN/GENEX Canada merger until such time as they may be replaced in accordance with the Bylaws of such Surviving Corporation.

         4.      Termination.

                 4.1 Termination Events. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

                          (i) by mutual action in writing by the Companies, the Shareholders' Agent and FFMC;

                          (ii)  by FFMC if any condition set forth in Section
         9.1 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Companies and the Shareholders on or before August 15, 1994; or

                          (iii) by the joint action of the Companies and the Shareholders' Agent if any condition set forth in Section 9.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by FFMC, Bluebird and GENCAN on or before August 15, 1994;

provided, however, that neither FFMC nor the Companies and the Shareholders' Agent shall unilaterally terminate this Agreement prior to August 15, 1994 if the only condition not satisfied is that specified in Section 9.1(f) or 9.2(e), as the case may be, unless the other party fails, after written notice, to use its best efforts to cause such condition to be satisfied as promptly as reasonably practicable.

                 4.2 Effect of Termination. In the event of a termination and abandonment of this Agreement pursuant to Section 4.1, this Agreement shall forthwith become void and of no further effect, without any liability or obligation on the part of any party hereto, other than the provisions of Sections 8.1, 8.6, 8.7, 13 and 14, it being understood that the parties' liabilities and obligations under Sections 8.1, 8.6, 8.7, 13 and 14 shall survive the termination and abandonment of this Agreement, in the absence of a written agreement between the parties after the date hereof expressly to the contrary. Notwithstanding the foregoing, nothing contained in this Section 4.2 shall relieve any party from liability for any breach of any covenant or agreement in this Agreement or for any intentional misrepresentation or intentional breach of warranty, and any such termination and abandonment shallbe without prejudice to the rights of any party hereto arising out of such breach or intentional misrepresentation or breach.

         5. Representations and Warranties of the Shareholders. Each of the Shareholders, severally, and subject to the limitations set forth in
Section 12, represents and warrants to FFMC, Bluebird and GENCAN with respect to himself and his ownership of shares of each Company as follows:

                 5.1 Ownership of Shares; Residence. Such Shareholder owns of record and/or beneficially the number of shares of GENEX Common Stock or Canada Common Stock set forth opposite the name of such Shareholder on
Schedule 5.1 to this Agreement. Such Shareholder owns of record and/or beneficially all right, title and interest in and to such shares, free and clear of all liens, claims, charges, pledges, security interests, adverse claims or other encumbrances (collectively "Liens") options, rights of refusal or similar rights or other transfer restrictions of any nature whatsoever (including any arising from any existing or threatened litigation) other than restrictions on transfers arising out of applicable federal and state securities laws. Except as set forth on Schedule 5.1, no Shareholder owns any other security of GENEX or GENEX Canada. Such Shareholder is a resident of the jurisdiction set forth beside his name on Schedule 5.1.

                 5.2 Authorization. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by such Shareholder pursuant to this Agreement, (this Agreement and such other agreements, instruments and documents are collectively referred to as the "Shareholder Delivered Agreements"): (i) such Shareholder has the right, power and authority to enter into the Shareholder Delivered Agreements executed and delivered by him and to consummate the transactions contemplated by, and otherwise to comply with and perform his obligations under, them; and (ii) the Shareholder Delivered Agreements will, when delivered, constitute valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their terms.

                 5.3 Absence of Violations or Conflicts. Except as set forth on Schedule 5.3, the execution and delivery of the Shareholder Delivered Agreements and the consummation by such Shareholder of the transactions contemplated by, or other compliance with the performance under, them do not and will not with the passing of time or giving of notice or both: (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any Lien upon any assets of either Company or shares of GENEX Common Stock or Canada Common Stock under (A) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which such Shareholder is a party or to which he or his properties are subject or bound, (B) anyjudgment, decree or order of any Governmental Authority (hereinafter defined) to which such Shareholder or his properties are subject or bound, or (C) any applicable Laws; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of such Shareholder that would result in any Lien or other claim upon the assets of either Company or shares of GENEX Common Stock or Canada Common Stock.

                 5.4      No Consents Required.  Except as set forth on
Schedule 5.4 and except for filings with the Federal Trade Commission (the "FTC") and the Department of Justice ("Justice") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any executive, judicial or other public authority, agency, department, bureau, division, unit, court or other public body, person or entity (collectively, a "Governmental Authority"), or any other consent, approval or authorization from any other third party, on the part of such Shareholder or the Shareholders' Agent is required in connection with his execution or delivery of the Shareholder Delivered Agreements or the consummation of the transactions contemplated by, or other compliance with the performance under, such Shareholder Delivered Agreements by such Shareholder or the Shareholders' Agent.

                 5.5 No Claims Against the Companies. Except as set forth on Schedule 5.5, such Shareholder has no claim against either Company, except for accrued compensation and benefits and expenses or similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to either Company's plans disclosed pursuant to this Agreement) with respect to Shareholders who are employees of either Company, and except as otherwise specifically provided in this Agreement.

                 5.6 Litigation Related to this Agreement. Such Shareholder is not a party to, or subject to any judgment, decree or order entered in, any lawsuit or proceeding brought by any Governmental Authority or other third party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

                 5.7 Purchase for Investment. Such Shareholder is acquiring the FFMC Common Stock to be issued to him pursuant to this Agreement for his own account, to hold for investment, and with no present intention of dividing his participation with others (except pursuant to existing or presently anticipated divorce decrees) or of reselling or otherwise participating, directly or indirectly, in a distribution of FFMC Common Stock and shall not make any sale, transfer or other disposition (other than pursuant to such divorce decrees) of such shares of FFMC Common Stock in violation of the 1933 Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") or in violation of any applicable state securities laws, including ineach instance any applicable rules and regulations promulgated thereunder.

                 5.8 Receipt of Information. Such Shareholder has received and had an opportunity to review copies of the periodic reports referred to in Section 7.4 hereof.

                 5.9 Taxes. Such Shareholder has reported on his personal tax returns all income of GENEX or GENEX Canada, as applicable, reported or properly reportable on the Companies' respective Forms 1120-S and analogous state tax returns.


         6. Representations and Warranties of the Companies and the Shareholders. The Shareholders jointly and severally represent and warrant to FFMC, Bluebird and GENCAN as follows, and as to matters regarding any Company, such Company severally represents and warrants to FFMC, GENCAN and Bluebird as follows:

                 6.1      Organization and Qualification of the Companies.
Each Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions shown on
Schedule 6.1, which are the only jurisdictions where the failure to so qualify would have a material adverse effect on such Company. The copies of each Company's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to FFMC, are complete and correct, and such instruments, as so amended, are in full force and effect.

                 6.2      Capital Stock.

                          (a) The authorized capital stock of GENEX consists of One Million Six Hundred Thousand (1,600,000) shares of no par value Common Stock, of which One Million Five Hundred Thousand (1,500,000) shares are voting stock and One Hundred Thousand (100,000) shares are non-voting and of which 1,016,191 voting shares and 19,870 non-voting shares are validly issued and outstanding, fully paid and non-assessable and are free of preemptive and similar rights. No shares are held in the treasury of GENEX. Except as set forth onSchedule 6.2: (i) the Shareholders are the only owners of GENEX's capital stock or other securities of any kind or class; and (ii) no options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, or restrict the transfer (other than those imposed by applicable federal and state securities laws) of, any capital stock or other securities of any kind or class of GENEX or rights, obligations or undertakings convertible into securities of any kind or class of GENEX are authorized or outstanding.

                          (b)     The authorized capital stock of GENEX Canada
         consists of   One Hundred (100) shares of $.01 par value Common Stock,
         of which One Hundred (100) shares are validly issued and outstanding, fully paid and non-assessable and are free of preemptive and similar rights. No shares are held in the treasury of GENEX Canada. Except as set forth on Schedule 6.: (i) the Shareholders are the only owners of GENEX Canada's capital stock or other securities of any kind or class; and (ii) no options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, or restrict the transfer (other than those imposed by applicable federal and state securities laws) of, any capital stock or other securities of any kind or class of GENEX Canada or rights, obligations or undertakings convertible into securities of any kind or class of GENEX Canada are authorized or outstanding.

                 6.3 Corporate Records. The corporate record books (including the share records) of each Company are complete, accurate and up to date in all material respects with all necessary signatures and set forth all meetings and actions taken by the stockholders and directors of such Company and all transactions involving the shares of each Company (and contain all cancelled share certificates).

                 6.4 Authority. Each Company has the corporate power and authority to execute and deliver this Agreement and any other agreements, instruments and documents executed and delivered by it pursuant to this Agreement (this Agreement and such other agreements, instruments and documents are collectively referred to as the "Company Delivered Agreements") and to consummate the transactions contemplated on the part of it thereby. The execution and delivery by each Company of the Company Delivered Agreements and the consummation of the transactions contemplated on such Company's part thereby have been duly authorized and approved by its board of directors and its shareholders. No other corporate action on either Company's part is necessary to authorize the execution and delivery of the Company Delivered Agreements by such Company or the consummation by such Company of the transactions contemplated hereby. Each of the Company Delivered Agreements has been duly executed and delivered by the Company executing such documents and constitutes the valid and binding agreement of such Company enforceable in accordance with its terms.

                 6.5 Non-Contravention. Except for non-Material Contracts and except as set forth on Schedule 6.5, the execution and delivery of the Company Delivered Agreements by each Company do not, and the consummation by each Company of the transactions contemplated thereby will not: (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of suchCompany, or any agreement to which such Company is a party or by which such Company or any of its assets is bound; or (ii) violate, or result (with the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any obligation under, or result in the creation or imposition of any Liens upon any property of such Company pursuant to any provision of, any Lien, mortgage, lease, agreement, license or instrument, or any statute, law, ordinance, code, rule, regulation, policy or guideline of any federal, state, local or other Governmental Authority (collectively "Laws"), or any order, arbitration award, injunction, judgment or decree (collectively "Orders") to which such Company is a party or by which it is bound, and the same does not and will not constitute an event permitting termination of any Lien, mortgage, lease, agreement, license or instrument to which such Company is a party. Except with respect to agreements and leases that do not constitute "Material Contracts," as such term is defined in Section 6.15, no such violation, acceleration, entitlement to accelerate, creation or imposition of a Lien, conflict or event, regardless of whether it is described on Schedule 6.5, shall cause any damage (which shall not be deemed to include loss of revenue), additional cost or expense (including any payments or expenses incurred to obtain consents or waivers) to such Company or FFMC or otherwise alter the rights or impair the ability of such Company to conduct its business as presently conducted.

                 6.6 Subsidiaries. No Company has any Subsidiary or owns any equity interest in any corporation, partnership, limited liability company, joint venture, business trust or other business organization, whether incorporated or unincorporated. As used in this Agreement, the term "Subsidiary" means, with respect to any Company, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time directly or indirectly owned or controlled by such Company.

                 6.7 No Consents Required. Except for (i) filings with the FTC and Justice under the HSR Act, and (ii) the filing of Articles of Mergers with the Secretaries of State of the Commonwealth of Pennsylvania and the State of Georgia with respect to the Mergers, no consent, approval, order or authorization of, or registration, or declaration of filing with, any Governmental Authority or any other consent, approval or authorization from any other third party, is required in connection with its execution or delivery of the Company Delivered Agreements or the consummation of the transactions contemplated by, or other compliance with the performance under, the Company Delivered Agreements by the Companies.

                 6.8      Financial Statements.

                          (a) The Companies have previously furnished FFMC a true and complete copy of the audited combined balance sheets, statements of income, statements of stockholder's equity, and statements of cash flow of the Companies for the years ended December 31, 1993 and December 31, 1992 and an unaudited combined balance sheet as of March 31, 1994, and the related statements of income, statements of stockholders' equity and statements of cash flow for the three months then ended, including the notes thereto (all of which, together with the financial statements to be provided by the Companies pursuant to Section 8.9, are referred to herein as the "the Financial Statements"). Except as set forth onSchedule 6.8, the Financial Statements are prepared from the books and records of the Companies, are complete and accurate in all material respects, have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied and present fairly the financial position of the Companies as of their respective dates and their results of operations for the periods then ended.

                          (b) Except as set forth on Schedule 6.8, the accounts receivable of each Company reflected on the books of such Company are valid and existing, represent invoices due for goods sold or services rendered, and, net of the allowance for doubtful accounts, are, to the extent uncollected, fully collectible and are subject to no reunds or other adjustments, and to no defenses, rights of set-off, assignments, restrictions, encumbrances or conditions enforceable by third parties.

                          (c) From and after the delivery of the Financial Statements as of, and for the six months ending, June 30, 1994, provided for in Section 8.9(a), the representations, warranties, covenants and agreements that relate to Financial Statements as of March 31,

         1994 shall refer, notwithstanding any other provision of this Agreement other than 9.1(q), to said June 30, 1994 Financial Statements.

                 6.9      Absence of Certain Changes.   Except as set forth on
Schedule 6.9, since December 31, 1993: (i) each of the Companies has operated its business in the ordinary and usual course; (ii) there has not been any material adverse change in the financial condition, results of operations, business or prospects of either Company; (iii) there has not been any material damage, destruction or loss (whether or not covered by insurance) to the real or personal property of either Company; (iv) neither Company has made, declared or paid any dividend or declared or made any distribution on, or directly or indirectly combined, redeemed, purchased or otherwise acquired, any shares of its outstanding common stock or incurred any debt to the Shareholders or to any "affiliate," as that term is defined in Rule 405 of Regulation C promulgated underthe Securities Act of 1933, as amended (an "Affiliate"), of the Shareholders; (v) neither Company has amended or terminated any Material Contract (as hereinafter defined); (vi) neither Company has made any payments to any Affiliate or to any of the Shareholders, other than compensation, expense reimbursement and similar payments in the ordinary course of business consistent with past practices; (vii) neither Company has granted or agreed to grant any bonus to any current employee, any general increase in the rates of salaries or compensation of its employees or any specific increase to any current employee, except in accordance with regularly scheduled periodic bonuses and increases consistent with prior practices, and has not provided for any new pension, retirement or other employee benefits to any of its current employees or any increase in any existing benefits; (viii) neither Company has sold, assigned, leased, transferred, encumbered, granted a security interest in or license with respect to, or disposed of, any of its assets or properties, tangible or intangible, other than in the ordinary course of business and has not waived or released any rights of value, or cancelled, compromised, released or assigned any indebtedness owed to it or any claims held by it; and (ix) neither Company has made any capital expenditures except capital expenditures made in the ordinary course of its business consistent with past practice and not exceeding $25,000 individually or $150,000 in the aggregate.

                 6.10 Governmental Authorization and Compliance with Laws. Except as set forth on Schedule 6.10: (i) each Company has operated the Business in all material respects in compliance with all Laws, including without limitation, all Environmental Laws (as hereinafter defined); (ii) each Company has all permits, certificates, licenses, approvals and other authorizations (collectively "Authorizations") required in connection with its operation of the Business; (iii) no notice has been issued and, to the best of the knowledge of the Companies and the Shareholders, no investigation or review is pending or threatened by any Governmental Authority (A) with respect to any alleged violation by any Company of any Laws, or (B) with respect to any alleged failure to have all Authorizations required in connection with the operation of the Business of any Company; and (iv) neither Company is in violation of any Orders applicable to it or any of its Properties (as hereinafter defined).

                 6.11 Absence of Undisclosed Liabilities. Except as set forth in the unaudited balance sheets as of March 31, 1994 included in the Financial Statements and except as otherwise disclosed on the Schedules to this Agreement, no Company (i) had, as of March 31, 1994 debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise and whether due or to become due and (ii) no Company has incurred since March 31, 1994 any such debts, liabilities or obligations (other than debts, liabilities or obligations incurred in the ordinary and usual course of business after such date) exceeding $100,000 in the aggregate.

                 6.12     Taxes.

                          (a) Except as set forth on Schedule 6.12, each of the Companies has (i) filed with the appropriate federal, state , local and foreign taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or on behalf of such Company and (ii) paid in full all Taxes (as hereinafter defined) owed (whether or not shown to be due on such Tax Returns) by such Company.

                          (b) Each of the Companies has withheld and paid to the proper Governmental Authorities all Taxes required to have been withheld and paid by such Company in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                          (c) Except as set forth on Schedule 6.12: (i) no audit of the Tax Returns of any Company is currently being conducted, and no Company has received any notice that any federal, state, local or foreign taxing authority intends to conduct such an audit; (ii) no Company has received any notice of proposed adjustments, notice of deficiency or assessment from any federal, state or local taxing authority with respect to Taxes of such Company that has not previously been resolved; and (iii) no Company has granted any waiver or extension of a statute of limitations with respect to Taxes of such Company or any other Company.

                          (d) No Company has filed a consent under Section 341(f) of Internal Revenue Code of 1986, as amended, (the "Code"), concerning collapsible corporations. No Company has made, nor is either Company obligated to make, any payments that will not be deductible under Section 280G of the Code. No Company is a party to any tax sharing or tax allocation agreement.

                          (e) Except as set forth on Schedule 6.12, the amounts for current Taxes reflected on the March 31, 1994 balance sheets included in the Financial Statements and on the books of the Companies for periods since March 31, 1994 (which books reflect no Taxes that are unusual in nature or amount) will be at least equal to or in excess of the net amount of all Taxes payable thereafter with respect to all periods up to and including the Closing Date.

                          (f) GENEX, GCR and GENEX Canada each elected to be taxed as an S corporation as defined in Section 1361 of the Code , commencing with the tax years 1988, 1988 and 1990, respectively, and each such election was valid when made and has not been terminated, voluntarily or involuntarily, for any subsequent tax year.

                          (g) The merger of General Rehabilitation Services, Inc. and GCR on October 29, 1993 qualified as a "tax-free reorganization" under Section 368 of the Code.

                          (h) GCR will convert from the cash to the accrual method of accounting for income tax purposes effective as of
         October 29, 1993, and all income of   GCR related to the conversion
         will be recorded in  tax years ended prior to the Effective Time .

                          (i) For purposes of this Agreement: (i) the term "Taxes" means all taxes, including, but not limited to, income, gross receipts, sales, use, transfer, payroll, ad valorem, excise, or franchise taxes, that are imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest, penalties or additions to tax attributable to such taxes; and (ii) the term "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

                 6.13 Title to Properties. Except as set forth on Schedule 6.13, no Company holds legal or equitable title to any real property. Except as set forth on Schedule 6.13, the Companies have good and marketable title to all properties and assets reflected in the balance sheets dated March 31, 1994 included in the Financial Statements (or acquired after that date) or used by any Company in its business, free and clear of any Liens. Except as set forth on Schedule 6.13, no Company has leased any of the properties owned by it or subleased any of the properties leased by it or granted any person the right to possess any of its properties.

                 6.14     Adequacy; Condition.

                          (a) Except as set forth on Schedule 6.14, (i) the real, personal and mixed properties owned or leased by each Company (collectively the "Properties") are adequate in all material respects for the conduct of its business as presently conducted; (ii) no Company is in violation in any material respect of any Laws in respect of the Properties; (iii) no Company has received notice and has any knowledge of any pending or contemplated condemnation or eminent domain proceeding affecting the Properties; and (iv) there are no outstanding requirements or recommendations by the Companies' insurance companies requiring or recommending any repairs or work to be done with reference to any of the Properties or, to the knowledge of the Shareholders, any basis for such. Consummation of the transactions contemplated by this Agreement will not alter the rights or impair the ability of the Companies to use the Properties in the conduct of their business as presently conducted.

                          (b) The Properties, Material Contracts and Intellectual Property (as hereinafter defined) of the Companies (together with the properties and assets owned by the Companies not required to be disclosed pursuant to this Agreement) constitute all of the assets which the Companies use in connection with the operation of their business as presently conducted.

                 6.15 Material Contracts. Schedule 6.15 sets forth a list of all contracts and agreements of the following types to which either of the Companies is a party or is bound: (i) all leases under which any Company leases any (A) real property or (B) personal property to the extent any such leases require rental payments in excess of $15,000 on an annualized basis;
(ii) all loan agreements or other agreements for the borrowing or lending of money; (iii) all client consulting agreements or other agreements to provide services to third parties; (iv) all employment or consulting agreements (other than oral employment contracts terminable at will by Company); and (v) any other agreement to which any party thereto is obligated to make aggregate payments after the date of this Agreement of more than $15,000 (such agreements, together with the Intellectual Property Agreements (as defined in Section 6.19), are collectively referred to as "Material Contracts").

                          (a) As to the Material Contracts, except as set forth on Schedule 6.15:

                                  (i)  all such Material Contracts are in full
                 force and effect and constitute valid and binding obligations of all parties thereto;

                                  (ii)  there has not been and there currently
                 is no material default thereunder by GENEX or GENEX Canada, as applicable, or, to the knowledge of the Shareholders, any other party thereto;

                                  (iii) no event has occurred and no situation exists which (whether with or without notice, lapse of time or the happening of any other event) would constitute a default thereunder entitling any party thereto to terminate the Material Contract; and

                                  (iv)  there is no outstanding notice of
                 cancellation or termination with respect to any Material Contract.

         Except as disclosed onSchedule 6.15, no consent of any party to any Material Contract is required in connection with the consummation by the Shareholders, GENEX or GENEX Canada of the transactions contemplated by this Agreement.

                 6.16 Litigation. Except as disclosed on Schedule 6.16, there is no claim, action, suit, proceeding or investigation pending or, to the best of the knowledge of the Companies or the Shareholders, threatened against either Company or any of the Properties: (i) which questions the validity or legality of this Agreement or any action taken or to be taken by any Company in connection with this Agreement; (ii) which, in the event of a final determination adverse to any Company considered individually or in the aggregate with all such other claims, actions, suits, proceedings or investigations, could reasonably be expected to materially and adversely affect the financial condition, results of operations, business or prospects of such Company; or (iii) which seeks damages in connection with any of the transactions contemplated by this Agreement or to prohibit, restrict or delay the Closing or the Mergers or any of the conditions to consummation of the transactions contemplated in this Agreement or to limit in any manner the right of FFMC to control the Companies or any aspect of the business of the Companies after the Closing Date, nor is there any Order of any Governmental Authority, arbitrator or any other person outstanding against any Company having any such effect. No Company is a party to or bound by any outstanding Order of any Governmental Authority, arbitrator or any other person, which, when considered individually or in the aggregate with all such other Orders, materially and adversely affects or could reasonably be expected to materially and adversely affect the financial condition, results of operations, business or prospects of such Company.

                 6.17 Labor Controversies and Employees. Each Company is in material compliance with all Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, and unfair labor practices. There is no collective bargaining agreement which is binding on any Company. There is no unfair labor practice, complaint, charge or other matter against or involving any Company pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority. There is no (and since January 1, 1990 there has not been any) labor strike, work stoppage, union organizing effort or work slow down pending against, involving or, to the knowledge of the Shareholders, threatened against, any Company. Except as set forth on Schedule 6.17, there are no employment grievances pending between any Company and any of its employees. Except as set forth on Schedule 6.17, no Company is a party to or bound by any agreement, arrangement or understanding with any employee or consultant that cannot be terminated on notice of ninety (90) or fewer days without liability to the Company party thereto or that entitles the employee or consultant to receive any salary continuation or severance payment or retain any specified position with such Company. Set forth on Schedule 6.17 is a list of all current employees of each Company whose annual rate of salary is in excess of $50,000 and the amount of each such employee's compensation.

                 6.18 Insider Interests. Except as disclosed on Schedule 6.18, no Shareholder, Affiliate, officer or director, or former stockholder, former officer or former director, of any Company: (i) has any agreement with either Company or any interest in any property, real or personal, tangible or intangible, including without limitation, Intellectual Property (as hereinafter defined), used in or pertaining to the business of any Company; or (ii) has any claim or cause of action against any Company in respect of acts or omissions occurring prior to the Closing Date except for accrued compensation and benefits, expenses and similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to plans disclosed in this Agreement) in respect of persons who are employees of any Company.

                 6.19 Intellectual Property. Schedule 6.19 lists all patents, trademarks, service marks, trade names, copyrights or applications for the foregoing, and all computer programs, firmware and documentation relating thereto and all other intellectual properties other than trade secrets (which have been separately disclosed to FFMC) (including such trade secrets, the "Intellectual Property") which are owned or are or were used in and are necessary for the conduct of the business of the Companies. Each Company owns or has the right to use pursuant to an Intellectual Property Agreement (as hereinafter defined) all such Intellectual Property used by it. Except as disclosed on Schedule 6.19, each Company has and has had the unrestricted right to produce, market, license and sell all of the products and services produced, marketed and licensed by it and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights.
Schedule 6.19 lists all licenses or other agreements pursuant to which any Company has any right to use or enjoy any Intellectual Property that is owned by others or pursuant to which any Company is under a duty of confidentiality with respect to any Intellectual Property owned by others (the "Intellectual Property Agreements"). Each Company has all documentation with respect to the Intellectual Property Agreements to which it is a party, including without limitation, all computer software licenses. Except as disclosed on Schedule 6.19, all of the Intellectual Property is owned free and clear of all assignments, licenses, sublicenses, and Liens, including claims of employees, former employees or independent contractors of any Company, and no Company has received notice that the use of any of the Intellectual Property in its business, or any of the products or services of such Company violates or infringes upon the claimed rights of others. As to the Intellectual Property Agreements, except as set forth on Schedule 6.19, (i) all are in full force and effect; (ii) neither Company, nor to the best of the knowledge of the Company party thereto or the Shareholders, any other party thereto, is in default under any Intellectual Property Agreement; (c) no Company is and no Company will become obligated to make any royalty, transfer or similar payments under any Intellectual Property Agreement, (d) the rights of the Companies under all of the Intellectual Property Agreements will not be affected by the consummation of the transactions provided forherein, and (e) the exercise by any Company of its respective rights under any Intellectual Property Agreement to which it is a party will not infringe upon the claimed rights of others.

                 6.20 Insurance. Schedule 6.20 summarizes the amount and kinds of insurance as to which the Companies have insurance policies or contracts. All such insurance policies and contracts are in full force and effect. No notice of cancellation or termination of any such insurance policies or contracts has been given to any Company by the carrier of any such policy. All premiums required to be paid by the date hereof in connection therewith have been paid in full.

                 6.21     Employee and Fringe Benefit Plans.

                          (a) Schedule of Plans. Schedule 6.21 to this Agreement lists each of the following that any Company or any ERISA Affiliate (as defined below) either maintains, is required to contribute to or otherwise participates in (or at any time during the preceding seven years maintained, contributed to or otherwise participated in) or as to which any Company or any ERISA Affiliate has any unsatisfied liability or obligation, whether accrued, contingent or otherwise:

                                  (i)      any employee pension benefit plan
                 ("Pension/Profit-Sharing Plan") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit-sharing, retirement, thrift or stock bonus plan;

                                  (ii)     any "multi-employer plan"
                 ("Multi-Employer Plan") (as such term is defined in ERISA);

                                  (iii)    any employee welfare benefit plan
                 ("Welfare Plan") as such term is defined in ERISA); or

                                  (iv)     any other compensation, stock
                 option, restricted stock, fringe benefit or retirement plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees or agents of any Company or any ERISA Affiliate or their beneficiaries or dependents, including any group health, life insurance, retiree medical, bonus, incentive or severance arrangement;

         (all of the foregoing in items (i), (ii), (iii) and (iv) being referred to as "Employee Plans"). "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with any Company is treated as a single employer pursuant to Code Section 414(b), (c), (m) or (o). Each Company, as applicable, has delivered to FFMC (and Schedule 6.21 lists each item delivered) copies of the following: (A) each written Employee Plan, as amended (including either the original plan or the most recent restatement and all subsequent amendments); (B) the most recent Internal Revenue Service ("IRS") determination letter issued with respect to each Pension/Profit-Sharing Plan; (C) the latest actuarial valuation (if any) for each Pension/Profit-Sharing Plan; (D) the three most recent annual reports on the Form 5500 series; (E) each trust agreement, insurance contract or document setting forth any other funding arrangement, insurance contract or document setting forth any other funding arrangement, if any, with respect to each Employee Plan; (F) the most recent ERISA summary plan description or other summary of plan provisions distributed to participants or beneficiaries for each Employee Plan; (G) each option or ruling from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") concerning any Employee Plan; and (H) each Registration Statement, amendment thereto and prospectus relating thereto filed with the SEC or furnished to participants in connection with any Employee Plan.

                          (b)     Qualification.  Except as set forth in
         Schedule 6.21 each Pension/Profit-Sharing Plan: (i) has received a favorable determination letter from the IRS to the effect that it is qualified under Code Sections 401(a) and 501, both as to the original plan and all restatements or material amendments; (ii) has never been subject to any assertion by any governmental agency that it is not so qualified; and (iii) has been operated so that it has always been so qualified.

                          (c)     Accruals; Funding.

                                        (i)     Pension/Profit Sharing Plans.
                 Schedule 6.21 fully and accurately discloses, as of the end of each Plan's most recently ended fiscal year (or, each Plan's second more recently ended fiscal year if the required information is not yet available for such Plan's most recently ended fiscal year) (such year end, as applicable, being referred to as the "Applicable Plan Year-End"), the total assets, the actuarially computed present value of the accrued benefits or other liabilities or obligations, and the actuarially computed present value of the vested benefits or other liabilities or obligations, for each Pension/Profit-Sharing Plan subject to ERISA Title IV (including those for retired, terminated or other former employees and agents) based on the actuarial assumptions set forth in the plan valuations included as part of Schedule 6.21, unless otherwise indicated on such Schedule. None of the Pension/Profit-Sharing Plans subject to ERISA Title IV has incurred any "accumulated funding deficiency" (as such term is defined in ERISA), there is no employer liability with respect to any of such Plans as determined in accordance with ERISA
                 Section 4062, and the actuarially computed present value of the benefits of each such Plan, accrued to the Applicable Plan Year-End, does not exceed the value of the assets of such Employee Plan. Schedule 6.21 further sets forth as of the most recent date so completed, the actuarially computed present value of the accrued benefit liabilities of each such

                 Pension/Profit-Sharing Plan subject to Title IV of ERISA, determined on the basis of the assumptions prescribed by the PBGC pursuant to ERISA Section 4044 for use in valuing accrued benefit liabilities upon a plan termination, and the value of such benefit liabilities does not exceed the value of the assets of any such Plan. There have been no material changes in the financial condition of any of the Pension/Profit-Sharing Plans since the Applicable Plan Year-End.

                                  (ii)   Other Plans.  Schedule 6.21 fully
                 and accurately discloses any funding liability under each Employee Plan not subject to ERISA Title IV, whether insured or otherwise, specifically setting forth any liabilities under any retiree medical arrangement and specifically designating any insured plan which provides for retroactive premium or other adjustments. The levels of insurance reserves and accrued liabilities with regard to each such Employee Plan are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

                                  (iii)  Contributions.  Except as fully and
                 accurately disclosed in Schedule 6.21: (A) each Company and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law, or required to be paid as expenses under such Employee Plan, including PBGC premiums and amounts required to be contributed under Code Section 412; (B) all contributions have been made in accordance with the actuarial recommendations; and (C) no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.

                          (d) Reporting and Disclosure. Summary plan descriptions and all other returns, reports, registration statements, prospectuses, documents, statements and communications which are required to have been filed, published or disseminated under ERISA or other federal law and the rules and regulations promulgated by the Department of Labor under ERISA and the Treasury Department or by the SEC with respect to the Employee Plans have been so filed, published or disseminated.

                          (e) Prohibited Transactions; Terminations; Other Reportable Events. Except as set forth in Section 6.2:

                                  (i)    Any Company, any ERISA Affiliate,
                 any Employee Plan, any trust or arrangement created under any of them, nor any trustee, fiduciary, custodian, administrator or any person or entity holding or controlling assets of any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the foregoing persons or entities, or any person or entity dealing with them, to any tax, penalty or other cost or liability of any kind;

                                  (ii)   no termination, whether partial or
                 complete, has occurred with respect to any Employee Plan; and

                                  (iii) no "reportable event" (as such term is defined in ERISA) (other than a reportable event for which the statutory notice requirements have been waived by regulation) has occurred with respect to any Employee Plan.

                          (f) Claims for Benefits. Other than claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, no claims, investigations or arbitrations are pending or threatened against any Employee Plan or against any Company, any ERISA Affiliate, any trust or arrangement created under or as part of any Employee Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Employee Plan, and no basis to anticipate any such claims or claims exists.

                          (g) Other. Each Company and all ERISA Affiliates have fully complied with all of their obligations under each of the Employee Plans and with all provisions of ERISA and any and all other law applicable to the Employee Plans. No written notice has been received by any Company of any claims by any participant in the Employee Plans of any violations of such laws, and to the best knowledge of the Shareholders, no such claims are pending or threatened.

                          (h) Creation of Obligations By Reason of Sale of Shares. Except as set forth in such Schedule 6.21, the execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under any Employee Plan, including any obligation to make a payment that would be nondeductible under Code Section 280G or any other Code provision.

                          (i) No Multi-Employer Plans. Except as set forth in Schedule 6.21, none of the Employee Plans are Multi-Employer Plans, and neither any Company nor any ERISA Affiliate has any liability, joint or otherwise, for any withdrawal liability (potential, contingent or otherwise) under ERISA Title IV for a complete or partial withdrawal from any Multi-Employer Plan.

                 6.22 Environmental Matters.(a) For purposes of this Agreement, the term "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment and any Order related thereto.

                          (b) Each Company has obtained all Authorizations, kept all records and made all filings required by applicable Environmental Laws with respect to emissions or discharges into the environment and the proper disposal of any hazardous wastes, hazardous substances, or other hazardous or toxic materials as defined in the Environmental Laws. None of the properties occupied or used by any Company has been contaminated by such Company, or, to its knowledge, any other party, with any such hazardous wastes, hazardous substances, or other hazardous or toxic materials. Each Company has conducted its operations and will consummate the transactions contemplated by this Agreement in material compliance with all Environmental Laws and all Authorizations obtained pursuant thereto.

                          (c) No Company has received any notice from the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund Notice"), any citation from any Governmental Authority for noncompliance with its requirements with respect to air, water or environmental pollution, or the improper storage, use or discharge of any hazardous waste, other waste or other substance or material pertaining to its business ("Citations") or any written notice from any private party alleging any such noncompliance; and there are no pending or unresolved Superfund Notices, Citations or written notices from private parties alleging any such noncompliance.

                 6.23 Customer Warranties. Except as implied by law or as set forth on Schedule 6.23, there are no outstanding warranties or guarantees upon any goods or services sold or provided by any Company. Except as set forth on Schedule 6.23, there are no warranty claims or proceedings pending, or to the best of the knowledge of the Shareholders, threatened, against any Company.

                 6.24 Bank Accounts. Schedule 6.24 lists all bank, money market, savings and similar accounts and safe deposit boxes of each Company, specifying the account numbers and the authorized signatories or persons having access to them.

                 6.25 Pooling-of-Interests. During the past 24 months, no Company has (i) purchased or otherwise acquired any shares of its Common Stock or any securities convertible into or rights to acquire its Common Stock; (ii) issued any equity securities in contemplation of the transactions contemplated by this Agreement; (iii) been a subsidiary or division of another corporation; or (iv) taken any action set forth on Schedule 6.25 that would prevent the transactions contemplated by this Agreement from being accounted for as a pooling of interests. No Company owns any shares of FFMC Common Stock.

                 6.26 Major Customers. Schedule 6.26 sets forth each customer of any Company that represents at least two percent (2%) of such Company's revenue for the three months ended March 31, 1994 and who during the five months ended May 31, 1994 has terminated, or given notice of termination of, its contract or agreement with such Company. Schedule 6.26 also sets forth each such customer as to which any Company or the Shareholders have a reasonable basis to believe that such customer will terminate its contract or agreement with such Company prior to January 1, 1995.

                 6.27     Accuracy of Schedules, Certificates and Documents.
No representation or warranty made by any Company or any Shareholder in this Agreement, in any certificate furnished to FFMC pursuant hereto and in each Schedule attached hereto relating to any Company or any Shareholder contains or will contain any untrue statement of material fact or omits to state any material fact necessary to make the representations and warranties contained therein not misleading at and as of the time each is made or deemed to be made; and all documents furnished to FFMC pursuant to this Agreement as being documents described in this Agreement or in any Schedule attached hereto are true and correct copies of the original documents which they purport to represent.

         7. Representations and Warranties by FFMC, Bluebird and GENCAN. FFMC represents and warrants to the Shareholders as follows:

                 7.1 Existence, Power and Authorization. Each of FFMC, Bluebird and GENCAN is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of FFMC, Bluebird and GENCAN has the corporate power and authority to execute, deliver and perform this Agreement and to own its properties and assets and to carry on its business as it is now being conducted. The execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby by each of FFMC, Bluebird and GENCAN have been duly authorized by all necessary corporate action of each of FFMC, Bluebird and GENCAN and this Agreement and the other documents and agreements contemplated hereby to which each of FFMC, Bluebird or GENCAN is a party each constitutes the valid and binding obligation of FFMC, Bluebird and GENCAN , as appropriate, enforceable against it in accordance with its terms.

                 7.2 Capitalization. The authorized capital stock of FFMC consists of 150,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock $1.00 par value per share. As of June 1, 1994, 61,321,901 shares of common stock were validly issued and outstanding, fully paid and non-assessable, and 20,000 shares of FFMC Common Stock were held in the treasury of FFMC. No shares of preferred stock are issued or outstanding or held in the treasury of FFMC. FFMC owns all of the outstanding shares of each of Bluebird and GENCAN. The shares of FFMC Common Stock to be received by the Shareholders pursuant to this Agreement shall be validly issued and outstanding, fully paid and nonassessable, subject to no preemptive or similar rights and free and clear of all liens, options, rights of first refusal or similar rights or other transfer restrictions of any nature whatsoever (including any arising from existing or threatened litigation) other than restrictions on transfer arising out of applicable federal and state securities laws.

                 7.3 Non-Contravention. Subject to the satisfaction of the conditions specified in Sections 8.1(f) and 8.2(e), and except as set forth on Schedule 7.3, the execution and delivery of this Agreement and the other documents and agreements contemplated hereby by FFMC do not, and the consummation by FFMC of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of FFMC, or (ii) violate, or result (with the giving of notice or the lapse of time or both) in a violation of any provision of any Laws or any Orders to which FFMC is a party or by which it is bound.

                 7.4 Periodic Reports. FFMC has made available to the Shareholders true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1991, 1992 and 1993, as filed with the SEC, (ii) its proxy statements relating to all of FFMC's meetings of stockholders (whether annual or special) since January 1, 1992, as filed with the SEC, and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by FFMC with the SEC since January 31, 1992 (the reports and statements set forth in clauses (i), (ii) and (iii) are referred to collectively as the "SEC Filings"). Except as set forth on Schedule 7.4, as of their respective dates, none of the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Filings at the time of filing complied in all material respects with the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder. As of the date hereof there are no claims, actions, proceedings or investigations pending or, to the best knowledge of FFMC, threatened against FFMC or any of its Subsidiaries, or any properties or rights of FFMC or any of its Subsidiaries, before anycourt, administrative, governmental or regulatory authority or body which have or could have a material adverse effect on the business, assets, condition (financial or otherwise) or the results of operation of FFMC.

                 7.5 Litigation. Except as disclosed on Schedule 7.5, there is no claim, action, suit, proceeding or, investigation pending, or, to the best of the knowledge of FFMC, Bluebird or GENCAN, threatened, that questions the validity or legality of this Agreement or any action taken or to be taken by FFMC, Bluebird or GENCAN in connection with this Agreement. There is no claim, action, suit, proceeding or investigation pending or, to the best of the knowledge of FFMC, threatened, that, in the event of a final determination adverse to FFMC, would have a material and adverse effect upon FFMC's ability to perform its obligations under this Agreement.

                 7.6 No Past Action That Would Defeat Pooling. During the past twenty-four months, FFMC has taken no action that would prevent the transactions contemplated by this Agreement from being accounted for as a pooling-of-interests.

                 7.7 Investment. FFMC is acquiring the GENEX Common Stock and Canada Common Stock for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof.
FFMC acknowledges that the shares of GENEX Common Stock and Canada Common Stock to be acquired are not registered under the Securities Act, or any state securities law, and that the GENEX Common Stock and Canada Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations.

                 7.8 Accuracy of Schedules, Certificates and Documents. No representation or warranty made by FFMC, Bluebird or GENCAN in this Agreement, in any certificate furnished to the Shareholders pursuant hereto and in each Schedule attached hereto relating to FFMC, Bluebird or GENCAN contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the representations and warranties contained therein not misleading; and all documents furnished to the Shareholders pursuant to this Agreement as being documents described in this Agreement or in any such Schedule attached hereto are true and correct copies of the original documents which they purport to represent.

         8.      Further Agreements of the Parties.

                 8.1 Investigation; Confidentiality. Prior to the Closing, FFMC may make or cause to be made such investigation of the business and properties of each Company and its financial and legal condition as FFMC deems necessary or advisable to familiarizeitself therewith, provided that such investigation shall not unreasonably interfere with normal operations of such Company. FFMC and its authorized representatives shall have after the date hereof and until the Closing Date, full access to the premises, books and records of each Company during normal business hours, and the officers of each Company will furnish FFMC with such financial and operating data and other information with respect to such Company's financial condition, results of operations, business, prospects and properties as FFMC shall from time to time request. No investigation by FFMC heretofore or hereafter made shall affect the representations and warranties of any Company or the Shareholders, and each such representation and warranty shall survive any such investigation, subject to Section 12. Except as otherwise required in filings made by either FFMC or the Shareholders with any Governmental Authority, each of the Companies, the Shareholders and FFMC each shall hold all the information received by him or it in connection with this Agreement or the transactions contemplated hereby on a confidential basis and shall use its best efforts to keep all such information furnished to its authorized agents or representatives held confidential by them, and, should this Agreement be terminated or abandoned for any reason, not to use or voluntary disclose to others any such information, to promptly return every document furnished by another party hereto in connection herewith and any copies thereof it may have made, and to destroy any summaries, compilations, or similar documents it may have made or derived from such material, and will use its best efforts to have its agents and representatives do the same. The immediately preceding sentence shall not apply to information that (i) is generally available to the public or becomes available to the public other than as a result of a disclosure in violation of the preceding sentence, (ii) was known to the party prior to its disclosure pursuant to this Agreement, or (iii) becomes available to the party from a source other than another party to this Agreement, its agents or representatives, provided that such source is not, to the knowledge of such receiving party, bound by a confidentiality agreement or other confidential obligation with respect to such information.

                 8.2 Conduct of the Business Pending the Closing. From the date of this Agreement to the Closing, each Company shall, and the respective Shareholders shall cause each Company to, comply with the following provisions (unless such noncompliance shall be consented to in writing by FFMC prior to the taking of such action):

                          (a) Each Company shall operate its business in the ordinary course in accordance with sound business principles consistent with past practices and in material compliance with all Laws.

                          (b) Each Company shall promptly notify FFMC of, and furnish FFMC any information FFMC may reasonably request with respect to, the occurrence of any event or the existence of any facts that would result in such Company's or the Shareholders' representations and warranties not being true in all material respects if those representations and warranties were made any time prior to or as of the Closing Date. The officers of each Company shall confer with and advise representatives of FFMC with respect to operational matters of a material nature relating to such Company.

                          (c) Except as described in Schedule 8.2, no Company shall grant any bonus to any employee or any increase in the rates of salaries or compensation of its employees, except in accordance with regularly scheduled periodic increases and bonuses consistent with prior practices, or provide for any new employment benefits to any of its existing employees or any increase in any existing benefits.

                          (d) Except as set forth onSchedule 8.2, no Company shall declare, set aside or pay any dividends or other distributions (whether in cash, capital stock or property) in respect of its capital stock, or redeem, purchase or otherwise acquire any of its capital stock or issue, sell or encumber any shares of its capital stock, nor shall any Company issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock.

                          (e)  No Company shall amend its Articles of
         Incorporation or Bylaws or enter into any merger, consolidation or share exchange agreement.

                          (f) Each Company shall use commercially reasonable efforts to maintain and preserve its business intact, to retain its present employees and to maintain its relationships with customers, suppliers and others.

                          (g) Except for transactions in the ordinary course of its business or as specifically contemplated by this Agreement, no Company shall sell, assign, lease, transfer, mortgage, encumber, grant a security interest in or license with respect to, or dispose of, any of its assets or properties, tangible or intangible, waive or release any rights of value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, or incur any liabilities or pay any debt, liability or obligation of any kind, and none of the Companies shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any individual, firm or corporation.

                          (h) Except as set forth on Schedule 8.2, no Company shall undertake the obligation to or make capital expenditures, except capital expenditures not exceeding $25,000 individually or $100,000 in the aggregate.

                          (i)     Other than in the ordinary course of
         business, no Company shall enter into, amend or terminate any contract, agreement, license, plan or lease, or make any change in the form of any of its contracts, agreements, licenses, plans or leases. No Company shall amend any contract, agreement, license, plan or lease, the effect of which amendment is to render the terms of such contract, agreement, license, plan or lease less favorable to such
         Company.   Each of the Companies shall consult with representatives of
         FFMC prior to the execution of any non-standard contract or license, any amendment or renewal of a non-standard contract or license or any amendment of an existing contract or license, the result of which is to convert such contract into a non-standard contract or license. As used in this Section 8.2(i) the term "nonstandard-contract" shall mean any contract for the sale of products or services at prices or on terms and conditions other than in accordance with the applicable Company's past practice.

                          (j) Except as specifically provided for in this Agreement, no Company shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such cancellation, termination, or lapse, a replacement policy providing substantially the same coverage is in full force and effect.

                          (k) No Company will make any payments to any Shareholder or Affiliate other than in the ordinary course of business consistent with past practice, except as otherwise contemplated herein.

                          (l) No Company shall enter into any agreement to do any of the things prohibited by Sections 8.2(a) through 8.2(k).

                 8.3 HSR Act Filings. As promptly as practicable after the execution of this Agreement and, in any event, not later than the seventh
(7th) day following the date of this Agreement, FFMC on the one hand, and the Shareholders on the other, shall, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the FTC and Justice, and, as promptly as reasonably practicable from time to time thereafter, shall make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the other all information in his or its possession necessary for compliance by the other with the provisions of this Section 8.3. Neither FFMC on the one hand nor the Shareholders on the other, shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other party.

                 8.4 Consents, Authorizations, etc. Each party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of and make all filings and registrations with, any Governmental Authority or non-governmental third party required for, or in connection with, the performance by it of this Agreement and the consummation by it of the transactions contemplated hereby.

                 8.5 Good Faith; Further Assurances; Cooperation. The parties to this Agreement shall in good faith perform their obligations under this Agreement and use their reasonable efforts to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other parties hereto in order more effectively to consummate the transactions contemplated by this Agreement. The parties shall cooperate fully with each other and their respective counsel and accountants or designees in connection with any actions required to be taken as part of their respective obligations under this Agreement.

                 8.6 Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear his or its own expenses in connection with this Agreement and in connection with all obligations required to be performed by him or it under this Agreement; provided, however, that the Companies shall pay investment banking (including the fees to Robertson Stephens and Company provided for in Section 14.1), legal, accounting and other fees and expenses in connection with this Agreement and the transactions contemplated hereby up to $1.2 million in the aggregate and the Shareholders shall pay, or reimburse the Companies for, all such fees and expenses in excess of $1.2 million.

                 8.7 Publicity. FFMC shall plan and coordinate jointly with the Companies any press release or other public announcement or communication regarding the transactions contemplated by this Agreement, unless, in the reasonable judgment of FFMC, any such release is required to discharge its legal obligations (in which case it shall use reasonable efforts to consult with the Companies before issuing the release). Neither the Companies nor any Shareholder shall issue any press release or other public announcement or communication regarding the transactions contemplated by this Agreement.

                 8.8 Employee Matters. FFMC will take all actions necessary or appropriate to permit the employees of each Company employed at the Effective Time (the "Affected Employees") to participate on and after the Effective Time in all FFMC's employee benefit programs ("FFMC's Benefit Programs") listed on Schedule 8.8, and to cause the Surviving Corporations to take all actions necessary or appropriate to adopt FFMC's Benefit Programs effective as of the Effective Time or as soon thereafter as practicable. FFMC shall cause the Surviving Corporations to continue to employ each of its Affected Employees on an at-will basis if permitted by applicable law; provided, however, except for Peter D. Madeja and Gary W. Billiard who shall enter into employment agreements, in the form attached hereto as Exhibit 8.8 (the "Employment Agreements"), that nothing in this Agreement shall be deemed to require FFMC or the Surviving Corporations to cause to be continued any Affected Employee's employment for any specific period.

                 8.9      Additional Financial Statements.

                          (a) As soon as practicable, but not later than July 15, 1994, the Companies shall deliver to FFMC unaudited combined balance sheets as of June 30, 1994 and related unaudited combined statements of income, stockholders' equity and cash flows for the six month period then ended, as reviewed by the Companies' independent auditors KPMG Peat Marwick's, together with KPMG Peat Marwick's review report thereon. Subject to the right of FFMC to terminate this Agreement for a material adverse deviation (except with respect to deviations resulting from or nonconforming with GAAP as described on
         Schedule 6.8) pursuant to Section 9.1 if the June 30, 1994 Financial Statements contain a material deviation, the June 30, 1994 Financial Statements shall be deemed to have amended the representations and warranties contained herein as of the date hereof, as well as at Closing.

                          (b) Each Company shall prepare and shall deliver to FFMC as soon as practicable after they have been prepared (but in no event later than 20 days after the end of each month) unaudited monthly financial statements of such Company (including a balance sheet and statements of income, stockholders' equity and cash flows) for periods after May 31, 1994 until the Closing Date, each certified by an officer of GENEX or GENEX Canada, as appropriate, as meeting the standards for financial statements set forth in Section 6.8.

                 8.10 Shareholder Notes. Within five (5) business days after the Effective Time, FFMC shall, or shall cause GENEX to, prepay the notes to Shareholders in the outstanding principal amounts as set forth on Schedule 8.10.

                  8.11 No Solicitation of Transactions. Prior to the termination and abandonment of this Agreement, neither any Company nor any Shareholder will, or will direct its Affiliates, officers, directors, and representatives to: (i) solicit, initiate or encourage submission of proposals or offers from any person other than FFMC relating to any acquisition or purchase of all or a material part of the stock or assets of, or any merger, consolidation, share exchange or business combination with, or any recapitalization, restructuring or issuance or offering of debt or equity securities of, any Company (an "Acquisition Proposal"); or (ii) participate in any discussions or negotiations regarding, orfurnish to any person other than FFMC and its representatives, any information with respect to, or otherwise cooperate in any way or assist, facilitate or encourage, any Acquisition Proposal by any person other than FFMC. The Companies and the Shareholders will immediately cease and cause to be terminated any existing activity, discussions or negotiations with any person other than FFMC and its representatives conducted prior to the execution and delivery of this Agreement with respect to any Acquisition Proposal. If, notwithstanding the foregoing, any Company, any Shareholder or any of its Affiliates or representatives should receive any Acquisition Proposal or any inquiry regarding any such proposal from a third party, the Shareholders shall promptly inform FFMC.

                 8.12 Affiliate Letters. Each Shareholder shall deliver at the Closing a written undertaking by him in substantially the form of Schedule
8.12 to this Agreement.

                 8.13 Exchange Listing. FFMC shall cause any shares of FFMC Common Stock to be issued to the Shareholders pursuant to this Agreement to be authorized for listing on the New York Stock Exchange, upon official notice of issuance, prior to the Closing Date, or as soon as possible thereafter as is practicable, but in no event later than 30 days after the Effective Time.

                 8.14 Pooling Covenant. Neither FFMC on the one hand nor the Shareholders or the Companies on the other shall knowingly take any action that would prevent the transactions contemplated by this Agreement from being accounted for as a pooling-of-interests.

                 8.15 No Transfers. Except pursuant to this Agreement, no Shareholder shall transfer any or all of his shares of GENEX Common Stock or Canada Common Stock after the date of this Agreement.

                 8.16 Registration of Shares Issued Pursuant to Stock Option Plan. On or prior to the second anniversary of the date on which the Effective Time occurs, FFMC shall file a registration statement on Form S-8 registering shares of FFMC Common Stock issuable upon the exercise of Outstanding Options, or shall take such other action as may be necessary and appropriate to cause the shares of FFMC Common Stock issuable upon the exercise of Outstanding Options to be freely tradeable by the holder upon exercise of Outstanding Options.

                 8.17 Organization of Subsidiaries. At the Closing, the Shareholders and the Companies shall take all action necessary to complete the organization of PrimeCorp., a Pennsylvania corporation, and General Rehabilitation Services, Inc., a Delaware corporation, including, without limitation, the issuance of capital stock in the name of GENEX, so that as of the Effective Time, both of such corporations shall be duly organized and validly existing, wholly-owned subsidiaries of GENEX.

         9.      Conditions to the Closing.

                 9.1 Conditions Relating to FFMC, Bluebird and GENCAN. The consummation of the transactions contemplated by this Agreement is subject to the fulfillment to the reasonable satisfaction of FFMC, prior to or at the Closing, of each of the following conditions (any or all of which, other than subsection 9.1(f), may be waived by FFMC):

                          (a) All material consents, Authorizations, Orders and approvals of, and filings and registrations with any Governmental Authority which are required for or in connection with the execution and delivery by the Companies and the Shareholders of this Agreement and the other documents and agreements contemplated hereby and the consummation by the Companies and the Shareholders of the other transactions contemplated hereby shall have been obtained or made by the Shareholders or any of the Companies, as applicable.

                          (b) All consents, authorizations and approvals of non-governmental third parties which are required for the Companies to continue to use all of their respective material assets of the Companies following the Closing in the same manner in which such assets were used prior to the Closing by such Company shall have been obtained by such Company, unless the failure to obtain any such consent, authorization or approval shall not have a material adverse effect upon the continued right of such Company to use such asset.

                          (c) The representations and warranties of the Companies and the Shareholders to FFMC, Bluebird and GENCAN contained in this Agreement or in any certificate, schedule, exhibit or other agreement pursuant to one or more provisions of this Agreement were true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except as set forth in the certificate delivered pursuant to Section 9.1(e) which certificate shall be deemed to amend such representations and warranties on and as of the date of the Agreement as well as at and as of the Closing Date) with the same effect as though made again at and as of that time.

                          (d) The covenants and agreements required by this Agreement to be performed or complied with by any Company and the Shareholders prior to or at the Closing shall have been performed and complied with in all material respects by such Company and the Shareholders.

                          (e) FFMC shall have been furnished certificates (dated the Closing Date) executed by an officer of GENEX, by an officer of GENEX Canada and by each of the Shareholders to the effect that (i) he or she is familiar with the provisions of this Agreement and (ii) to the best of his or her knowledge the conditions specified in this Section 9.1 have been satisfied (except as set forth therein with respect to Sections 9.1(c)).

                          (f) The waiting period under the HSR Act shall have expired or been terminated.

                          (g) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the transactions contemplated by this Agreement.

                          (h) FFMC shall have received an opinion, dated as of the Closing Date, of LaBrum & Doak, counsel to the Companies and the Shareholders, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to FFMC, substantially to the effect that:

                                  (i)      Each of GENEX and GENEX Canada is a
                 corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Company has the corporate power and authority to own its properties and assets and to carry on its business as it is presently conducted.

                                  (ii) Each Company has the corporate power and authority to enter into and perform this Agreement and the other documents and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby by each Company and the Shareholders have been duly authorized, executed and delivered by each Company and the Shareholders, and this Agreement and the other documents and agreements contemplated hereby constitute the valid and binding obligations of each Company and the Shareholders enforceable against each of them party thereto in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                                  (iii)    GENEX's authorized capital stock is
                 comprised of 1,600,000 shares of common stock, no par value per share, of which 978,144 shares (of which 958,274 are voting and 19,870 are non-voting) are issued and outstanding. GENEX Canada's authorized capital stock is comprised of 100 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding. No Company has outstanding any options, warrants, calls or other commitments of any kind to issue or sell any of its capital stock except as disclosed on Schedule 6.2. The outstanding shares of each Company were duly authorized for issuance and are validly issued, fully paid and nonassessable, and are free of preemptive rights.

                                  (iv)     Immediately prior to the
                 consummation of the Merger, the Shareholders were the sole registered and beneficial owners of the shares of GENEX Common Stock and Canada Common Stock.

                                  (v)      The execution and delivery of this
                 Agreement and the other documents and agreements contemplated hereby by each Company and the Shareholders and the consummation by each Company and the Shareholders of the transactions contemplated by this Agreement do not and will not, (i) violate or conflict with any provision of the articles of incorporation or bylaws of either Company or (ii) so far as is known to such counsel, violate or conflict with or result in a default under any contract or agreement to which any Shareholder or any Company is a party or by which it is subject or bound, except as set forth in the Schedules to this Agreement or the certificate delivered under Section 9.1(e).

                                  (vi)  Except for the filing of the Articles
                 of Merger with the Secretaries of State of the Commonwealth of Pennsylvania and the State of Georgia, each consent, Authorization, Order and approval of, and filing and registration with, any Governmental Authority required to be made or obtained by any Company and the Shareholders for the execution and delivery of this Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated by this Agreement have been made or obtained, except as set forth in the certificate delivered under Section 9.1(e).

                                  (vii)  Upon the filing of the respective
                 Articles of Merger with the Secretaries of State of the Commonwealth of Pennsylvania and the State of Georgia in accordance with Section 1.2 of this Agreement, the Mergers shall become effective in accordance with the terms hereof under the laws of Pennsylvania at the Effective Time.

         Such opinion may be limited to the law of the State of Georgia and the Commonwealth of Pennsylvania and the federal law of the United States and may exclude the applicability and effect of (i) any city or county Laws, (ii) except as set forth in Section 9.1(h)(vi), antitrust and unfair competition laws, and (iii) federal and state securities laws. In rendering such opinion, such counsel may rely upon opinions of other counsel reasonably acceptable to FFMC as to matters of Georgia law and may rely upon certificates of public officials and officers of GENEX, GENEX Canada, as appropriate as to factual matters and shall be under no obligation to make any independent investigation as to factual matters.

                          (i) Except as disclosed on Schedule 6.2, there shall be no outstanding options, warrants and other rights to purchase the capital stock of any Company.

                          (j) FFMC shall have received the documents and agreements described in Section 10.1.

                          (k) FFMC shall have received letters (the "Pooling Letters"), dated as of the Closing Date, from Deloitte & Touche and KPMG Peat Marwick to the effect that the transactions contemplated by this Agreement will qualify for pooling-of-interests accounting treatment if such transactions are closed and consummated in accordance with this Agreement.

                          (l) None of the Shareholders shall have asserted his right to dissent to either Merger.

                          (m) Peter D. Madeja and Gary W. Billiard shall have entered into the Employment Agreements referred to in Section 8.8.

                          (n) All split-dollar life insurance policies covering any of the Shareholders on the books of any Company shall have been purchased by such Shareholder for their then book value on the financial statements of the Companies relieved of any obligation to pay future premiums.

                          (o) All advances to any Shareholder, affiliated entity or any Affiliates by any Company shall have been repaid.

                          (p) GENEX's option plan shall have been amended to the reasonable satisfaction of FFMC.

                          (q) Such of the Shareholders as shall have been requested to do so by FFMC shall have entered into a Non-competition Agreement in form and substance satisfactory to FFMC.

                          (r) The Voting Trust Agreement, dated October 29, 1993, the Shareholders Agreement dated, October 29, 1993 among the Shareholders, and any other agreement or understanding between or among Shareholders with respect to shares of GENEX Common Stock, Canada Common Stock or any rights to obtain such stock (other than pursuant to Outstanding Options) shall have been terminated.

                          (s) The Financial Statements as of June 30, 1994 delivered pursuant to Section 8.9(a) shall not reveal a material adverse deviation from the Financial Statements as of March 31, 1994.

                          (t) The exceptions set forth in the certificate delivered pursuant to Section 9.1(e) shall reveal no material adverse deviation from the representations and warranties in this Agreement.

                 9.2 Conditions to Obligation of the Companies and the Shareholders. The consummation of the transactions contemplated by this Agreement is subject to the fulfillment to the reasonable satisfaction of the Shareholders' Agent, prior to or at the Closing, of each of the following conditions (any or all of which, other than subsection 9.2(e), may be waived by the Shareholders' Agent):

                          (a) All consents, Authorizations, Orders and approvals of, and filings and registrations with any Governmental Authority or any non-governmental third party which are required for or in connection with the execution and delivery by FFMC, Bluebird and GENCAN of this Agreement and other documents and agreements contemplated hereby and the consummation by FFMC, Bluebird and GENCAN of the transactions contemplated hereby shall have been obtained or made.

                          (b) The representations and warranties of FFMC, Bluebird and GENCAN to the Companies and Shareholders contained in this Agreement or in any certificate, schedule, exhibit or other agreement delivered pursuant to one or more provisions of this Agreement were true and correct on the date of this Agreement and shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made again at and as of that time.

                          (c) The covenants and agreements required by this Agreement to be performed or complied with by FFMC, Bluebird and GENCAN prior to or at the Closing shall have been performed and complied with in all material respects by FFMC, Bluebird and GENCAN.

                          (d) The Shareholders shall have been furnished a certificate (dated the Closing Date) executed by an officer of FFMC to the effect that (i) he or she is familiar with the provisions of this Agreement and (ii) to the best of his or her knowledge the conditions specified in this Section 9.2 have been satisfied.

                          (e) The waiting period under the HSR Act shall have expired or been terminated.

                          (f) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement.

                          (g) The Shareholders shall have received an opinion, dated as of the Closing Date, of Randolph L.M. Hutto, General Counsel to FFMC, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to the Shareholders substantially to the effect that:

                                  (i) Each of FFMC, Bluebird and GENCAN is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to enter into and perform this Agreement and to own its properties and assets and to carry on its business as presently conducted.

                                  (ii) The execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby by FFMC, Bluebird and GENCAN have been duly authorized by all necessary corporate action of FFMC, Bluebird and GENCAN and this Agreement and the other documents and agreements contemplated hereby constitute the valid and binding obligations of FFMC, Bluebird and GENCAN enforceable against each of them party thereto in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                                  (iii)  FFMC's authorized capital stock is
                 comprised of 150,000,000 shares of common stock, par value $.10 per share, of which 61,321,901 shares were issued and outstanding as of June 1, 1994, and 20,000 shares were held in FFMC's treasury, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding and no shares are held in FFMC's treasury.

                                  (iv)  The execution and delivery of this
                 Agreement and the other documents and agreements contemplated hereby by FFMC , Bluebird and GENCAN and the consummation by FFMC, Bluebird and GENCAN of the transactions contemplated hereby do not and will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of FFMC, Bluebird or GENCAN.

                                  (v)  The FFMC Common Stock issued to the
                 Shareholders shall, upon consummation of the transactions contemplated by this Agreement, be validly authorized and issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

                                  (vi)     Except for the filing of the
                 Articles of Merger with the Secretaries of State of the Commonwealth of Pennsylvania and the State of Georgia, each consent, authorization, order and approval of, and filing and registration with, any Governmental Authority required to be made or obtained by FFMC, Bluebird and GENCAN for the execution and delivery of this Agreement and the other documents and agreements contemplated hereby and the consummation by FFMC, Bluebird and GENCAN of the transactions contemplated hereby has been made or obtained.

         Such opinion may be limited to the laws of the State of Georgia and the federal law of the United States and may exclude the applicability and effect of (i) any city or county Laws, (ii) except as set forth in
         Section 9.2(g)(vi), antitrust and unfair competition laws, and (iii) federal and state securities laws. In rendering such opinion, such counsel may rely upon certificates of public officials and officers of FFMC or any of its subsidiaries (including Bluebird and GENCAN), as appropriate, as to factual matters and shall be under no obligation to make any independent investigation as to factual matters.

                          (h) The Shareholders shall have received the documents and agreements described in Section 10.2.

                          (i) The Shareholders shall have received an opinion, dated as of the closing Date, of KPMG Peat Marwick or of legal counsel for Shareholders, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to the Shareholders, substantially to the effect that the Mergers will qualify as "tax-free reorganizations" under Section 368 of the Code.

         9.3. Waiver and Estoppel. Neither FFMC on the one hand, nor the Shareholders on the other, shall be entitled to assert after the Closing any claim based upon a breach of any representation or warranty under this Agreement, to the extent such representation or warranty otherwise would survive the Closing if, and only if, it is shown by the other party that (a) at or prior to the Closing an executive officer of FFMC, if FFMC is the party asserting such claim, or a Shareholder, if the Shareholders are asserting such claim, possessed knowledge of the facts constituting such breach, (b) the executive officer or Shareholder, as applicable, knew or should have known that such facts constituted a breach of this Agreement. and (c) the facts were unknown to the party defendingsuch claim and were not disclosed by FFMC to the Shareholders or by the Shareholders to FFMC, as appropriate. If, and only if, (a), and (b) and (c) occur, FFMC on the one hand, and the Shareholders on the other, shall be deemed to have waived, and shall be estopped to assert at or after the Closing, any claim or remedy based upon such breach by the other; provided, however, that notwithstanding the foregoing, a party may not invoke the benefit of this Section 9.3 if such party could not have remedied the breach prior to the Closing if the facts known by the other party had been disclosed.

         10.     Documents to be Delivered at the Closing.

                 10.1 Documents to be Delivered by the Companies and the Shareholders. At the Closing, the Companies and the Shareholders shall deliver, or cause to be delivered, to FFMC the following:

                          (a)     Stock certificates representing the
         outstanding shares of GENEX and GENEX Canada with separate stock transfer powers duly endorsed in blank by the Shareholders;

                          (b)     The  certificates referred to in Section
         9.1(e).

                          (c)     The opinions referred to in Sections 9.1(h).

                          (d) To the extent requested by FFMC, the written resignations of the directors and officers of GENEX and GENEX Canada.

                          (e)     The Shareholder letters referred to in
         Section 8.12.

                          (f) The corporate books and records of GENEX and GENEX Canada.

                 10.2 Documents to be Delivered by FFMC. At the Closing, FFMC shall deliver to the Shareholders the following:

                          (a) Stock certificates evidencing the shares of FFMC Common Stock to be delivered pursuant to Section 2 to the Shareholders.

                          (b)     The  certificates referred to in Section
         9.2(d).

                          (c)     The opinion referred to in Section 9.2(g).

         11.     Tax Matters.

                 11.1     Filing of Returns.

                          (a) The Companies shall prepare for timely filing by each Company, all Tax Returns of or that include such Company (including any amendments thereto) with respect to any Taxable Period of such Company ending on or prior to the Effective Time (a "Pre-Closing Period") provided that the Companies shall not amend any Pre-Closing Period Tax Return without the prior written consent of the Shareholders' Agent unless required to do so by the applicable taxing authority. The Shareholders shall pay all income Taxes with respect to such Company or as to which such Company is otherwise liable for any Pre-Closing Period (in excess of any amounts of accrued therefor on the books of the Company). Such Returns shall be prepared on a basis consistent with such Company's 1992 Tax Returns and shall include methods which are different than those used to prepare the Companies' Financial Statements as outlined inSchedule 11.1. The Companies shall deliver such Pre-Closing Period Tax Returns to the Shareholders' Agent for review no later than 30 days prior to filing. The Companies shall prepare for timely filing by each Company all Tax Returns with respect to any Taxable Periods of such Company ending after the Effective Time (a "Post-Closing Period") and shall pay all Taxes with respect to such Company or as to which such Company is otherwise liable for any Post-Closing Period.

                          (b) For purposes of this Agreement, if, for any federal, state, local and foreign tax purpose, a Taxable Period of any Company does not terminate on the Effective Time, the parties shall, to the extent permitted by applicable law, elect with the relevant taxing authority to treat such Taxable Period for such Company for all purposes as a short Taxable Period ending as of the close of business on the Closing Date, and such short Taxable Period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made, then, for purposes of this Agreement, the taxable income of such Company for the entire Taxable Period shall be allocated between the Pre-Closing Period and the remainder of the Taxable Period using an interim-closing-of-the- book's method, assuming that such taxable period ended at the close of business on the Closing Date and treating such period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances and deductions calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis and in no event shall taxable income arising from events following the Effective Time be allocated to the period preceding the Effective Time.

                          (c) FFMC on the one hand, and the Shareholders on the other hand, shall have the right, at its or their own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of taxes for any Taxable Period for which that party (or any of its Affiliates) is charged with responsibility for payment of Taxes or filing a Tax Return under this Agreement.

                 11.2 Access and Assistance. After the Effective Time, FFMC and the Surviving Corporations on the one hand and the Shareholders on the other hand shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any return of Taxes, any audit or other examination of any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes of such Company. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

                 11.3     Certain Audit Adjustments.

                 (a) If any audit adjustment or other adjustment resulting from any judicial or administrative proceeding, claim for refund or amended return ("Adjustment") after the date hereof, both:

                          (i) increases any Tax for a Pre-Closing Period which is allocated to the Shareholders under Section 11.1(a) (or reduces a loss, credit or other Tax benefit otherwise available to the Shareholders) and

                          (ii) decreases any Tax for a Post-Closing Period which is allocated to FFMC under Section 11.1(a) (or increases a loss, credit or other Tax benefit otherwise available to FFMC), then when and to the extent that FFMC, as a result of such Adjustment, receives a greater refund of Tax paid, benefits from a greater credit for Tax applied or benefits from a reduction in Tax otherwise due, (considering all periods ending after the Effective Time in the aggregate), FFMC shall pay to the Shareholders an amount equal to the amount of such refund, credit or reduction in Tax (unless the Shareholders have previously received the benefit of such refund, credit or reduction in Tax directly from a Taxing Authority). In any event, the amount payable by FFMC pursuant to this Section 11.3(a) shall be limited to the lesser absolute amount determined under Section 11.3(a)(i) or (ii) above.

                 (b)      Similarly if an Adjustment both:

                          (i) decreases any Tax for a Pre-Closing Period which is allocated to Shareholders under Section 11.1(a) (or increases a loss, credit or other Tax benefit otherwise available to the Shareholders) and

                          (ii) increases any Tax for a Post-Closing Period which is allocated to FFMC under Section 11.1(a) (or reduces a loss, credit or other Tax benefit otherwise available to FFMC),

then when and to the extent that the Shareholders, as a result of such Adjustment, receive a greater refund of Tax paid, benefit from a greater credit for Tax applied or benefit from a reduction in Tax otherwise due (considering all periods ending with the Effective Time in the aggregate), the Shareholders shall pay to FFMC an amount equal to the amount of such refund, credit or reduction in

Tax (unless FFMC has previously received the benefit of such refund, credit or reduction in Taxes directly from a Taxing Authority). In any event, the amount payable by the Shareholders pursuant to this Section 11.3(b) shall be limited to the lesser absolute amount determined under Section 11.3(b)(i) or (ii) above.

                          Any payment by FFMC or the Shareholders pursuant to
this Section 11.3 shall be made pursuant to and governed by the provisions of
Section 12 of this Agreement.

         12.     Indemnification.

                 12.1 Indemnification by the Shareholders. The Shareholders shall jointly and severally, except as to the covenants, representations and warranties in Section 5 and Section 8.10 as to which Shareholders shall severally, indemnify and hold harmless FFMC and the Surviving Corporations in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses, in each case as adjusted for any insurance benefits or proceeds realized or to be realized with respect thereto by the Indemnified Party, (as hereinafter defined), net of any retroactive insurance premium which becomes due as a result of such claim, (collectively, the "Costs") (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) reasonably incurred by FFMC or any Surviving Corporation resulting from (i) any misrepresentation or breach of any warranty, covenant, agreement or obligation made by the Shareholders under this Agreement or in any schedule, exhibit, certificate or other instrument pursuant thereto provided, however, that the Shareholders shall not be liable for any breach of the representations and warranties contained in Section 6.8(b) or Section 6.12(e) except, and to the extent that, the aggregate Costs as a result of such breach or breaches exceeds the sum of (a) amounts for current Taxes referred to in Section 6.12(e), net of all Taxes payable after March 31, 1994, and attributable to any Pre-Closing Period (b) the net of the allowance for doubtfulaccounts referred to in Section 6.8(b), and (ii) except as otherwise specifically provided in this Agreement, all liabilities of the Shareholders arising before or after the Closing Date.

                 12.2 Indemnification by FFMC. FFMC agrees to indemnify and hold harmless the Shareholders in respect of any and all Costs reasonably incurred by the Shareholders in connection with any misrepresentation or breach of any warranty, covenant or agreement made by FFMC under this Agreement, or in any schedule, exhibit, certificate or other instrument pursuant thereto.


                 12.3     Certain Limitations and Related Matters.

                          (a) Credit for Taxes. In calculating any amounts payable under this Section 12, the Indemnifying Party (as hereinafter defined) shall receive credit for any net reduction in the Indemnified Party's (as hereinafter defined) tax liability as a result of the facts giving rise to the claim for indemnification.

                          (b) Certificates. Any claim based, in whole or in part, upon any untrue or incorrect statement set forth in the certificate delivered pursuant to Section 9.1(e) or Section

         9.2(d) shall be deemed to be a claim for misrepresentation or breach of warranty, covenant or agreement under this Agreement.

                          (c) Deductible. No claim shall be made against the Shareholders for indemnification for any breach of a representation or warranty contained in this Agreement (or in any Schedule, certificate or other document delivered pursuant hereto) unless and until the aggregate Costs exceed $250,000 (the "Deductible") in which event FFMC may claim indemnification for the amount of such Costs in excess of the Deductible;provided, however, that the Deductible shall not apply to the extent that such indemnification relates to any misrepresentation or breach of warranty contained in Sections 5.1 and 6.12.

                          (d) Limitation of Liability. Except with respect to any misrepresentation or breach of warranty contained in Section
         5.1 or 6.12, in no event shall the aggregate liability of the Shareholders to FFMC and the Companies for indemnification pursuant to
         Section 12.1 exceed an amount equal to $7,500,000.

                 12.4 Claims for Indemnification. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing subject to the limitations set forth herein. The party seeking indemnification (the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") a written notice ("Notice of Claim") withinsixty (60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this
Section 12 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not obviate any right to bring such claim hereunder after such period except to the extent that, the other party is actually prejudiced by such failure. A party shall have no liability under this Section 12 for breach of warranty or misrepresentation, unless a Notice of Claim therefore is delivered by the Indemnified Party prior to the earlier of (i) the date of the audit report for FFMC's calendar year ending December 31, 1994 and (ii) the first anniversary of the Effective Time; provided, however, that as to any liability arising pursuant to Section 6.12 or
Section 11, any Notice of Claim must be delivered by the Indemnified Party not later than ninety (90) business days after the expiration of the applicable statute of limitations or any extensions thereof. Any Notice of Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim. All notices to the Shareholders shall be delivered to the Shareholders' Agent.

                 12.5 Defense of Claim by Third Parties. If any claim is made by a third party against a party to this Agreement that, if sustained, would give rise to a liability of another party under this Agreement, the party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other party and shall afford the other party and its counsel, at the other party's sole expense, the opportunity to defend or settle the claim. The failure to provide such notice will not relieve the Indemnifying Party of liability under this Agreement unless, and only to the extent that, the other party is actually prejudiced by such failure. If any such claim is compromised or settled without the consent of the Indemnifying Party, no liability shall be imposed upon the Indemnifying Party by reason of the claim.

                 12.6 Third Party Claim Assistance. From time to time after the Closing, FFMC and the Shareholders shall provide or cause their appropriate personnel to provide the other party with information or data in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a party may be required to indemnify another party under this Agreement. The party receiving such information or data shall reimburse the other party for all of its costs and expenses in providing these services, including, without limitation, (i) all out of pocket, travel and similar expenses incurred by its personnel in rendering these services; and (ii) all fees and expenses for services performed by third parties engaged by or at the request of such other party.

                 12.7     Determination of Loss.  Indemnification under Section
12.1 or 12.2 shall be payable with respect to any claimconcerning a Loss upon the happening of the earliest to occur of any of the following (a
"Determination Date"):

                          (a) Resolution of such claim by mutual agreement between the Indemnified Party and the Indemnifying Party; or

                          (b) The issuance of a final (not subject to appeal) judgment, award or other ruling by a court, arbitrator or any other tribunal or organization or person having legal jurisdiction over the parties and the subject matter of such claim or to whom such claim was submitted for resolution by joint agreement between the Indemnified Party and the Indemnifying Party; or

                          (c) Final settlement of such claim by a third party pursuant to mutual authorization by the Indemnified Party and the Indemnified Party.

                 12.8     Manner of Indemnification.

                          (a)     By the Shareholders.  If FFMC or any
         Surviving Corporation is entitled to indemnification from any or all of the Shareholders, the Shareholders shall satisfy their respective indemnification obligations to FFMC or any Surviving Corporation, first from the escrow shares and thereafter by delivery of shares of FFMC Common Stock for cancellation. The Shareholders shall satisfy their indemnification obligations to FFMC or any Surviving Corporation no later than five (5) days following the Determination Date. The value of shares of FFMC Common Stock surrendered in satisfaction of the Shareholders' indemnification obligation shall be the Reported Market Price.

                          (b) By FFMC. All indemnification by FFMC under this Section 12 shall be made by payment of FFMC Common Stock in the amount of the indemnification liability no later than five (5) days following the Determination Date. The value of shares of FFMC Common Stock issued in satisfaction of the FFMC's indemnification obligation shall be the Reported Market Price.

                 12.9     Escrow.

                          (a) Creation. The Escrow Shares together with stock powers executed in blank by each of the Shareholders shall be delivered by FFMC to NationsBank of Georgia, N.A. or such other financial institution as may be agreed upon by the Shareholders Agent and FFMC (the "Escrow Agent"). The fees payable to the Escrow Agent for maintaining the Escrow (as hereinafter defined) shall be paid by FFMC. The Escrow Shares shall be maintained by the Escrow Agent for a period beginning at the Effective Time and ending on the earlier of the date of the audit report for FFMC's calendar year ending December 31, 1994 and the first anniversary of the Effective Time, as an escrow (the "Escrow") available to satisfy the indemnification rights of FFMC and the Companies set forth in Section 12.1, pursuant to the terms of an escrow agreement in form and substance reasonably satisfactory to FFMC and the Shareholders.

                          (b) Disbursement for Claims. If FFMC gives the Shareholders' Agent a Notice of Claim pursuant to Section 12.4, asserting a claim for indemnification pursuant to Section 12.1, the Shareholders' Agent, within thirty (30) days following receipt of such Notice of Claim, shall either (i) give FFMC and the Escrow Agent a counternotice with respect to such notice of claim disputing such claim, or (ii) instruct the Escrow Agent to deliver to FFMC Escrow Shares equal in value to the amount of such claim (based upon the Reported Market Price) from the Escrow Shares;provided, howeve, that if a counternotice given by the Shareholders' Agent alleges that a Notice of Claim is only partially invalid, the Shareholders' Agent, within thirty (30) days of receipt of such Notice of Claim, shall instruct the Escrow Agent to deliver to FFMC Escrow Shares equal in value to an amount equal to that portion of the amount specified in the Notice of Claim as to which no objection is made. If the Shareholders' Agent gives a counternotice with respect to all or a portion of a Notice of Claim described in this Section 12.9, the Escrow Agent shall only be required to deliver Escrow Shares in accordance with the mutual instructions of FFMC and the Shareholders' Agent or an order of a court of competent jurisdiction with respect to the disputed portion of such Notice of Claim.

                          (c) Dividends on Escrow. All cash dividends declared with respect to the Escrow Shares shall be deposited by FFMC into a separate account with the Escrow Agent. Such dividends and any interest accrued with respect to such dividends shall be paid pro rata to a Shareholder in accordance with his interest to the extent and at such time as the underlying Escrow Shares are distributed to such Shareholder, and to FFMC to the extent and at such time as such underlying Escrow Shares are distributed to FFMC. All dividends other than cash dividends declared and paid with respect to the Escrow Shares shall be retained by the Escrow Agent subject to the terms of the Escrow Agreement, and shall also be distributed pro rata to any party receiving the underlying Escrow Shares in accordance with its or his interest at the time of such distribution.

                          (d) Termination. The Escrow established pursuant to this Section 12.9 shall terminate on the earlier of the date of the audit report for FFMC's calendar year ending December 31, 1994 and the first anniversary of the Effective Time; provided, however, that the Escrow shall continue beyond such period to the extent that FFMC or either of the Companies has given the Shareholders' Agent a Notice of Claim prior to such time and the indemnification claims asserted therein remain unsatisfied or unresolved. Upon termination of the Escrow, the remaining Escrow Shares (along with any dividends and interest thereon) shall be delivered by the Escrow Agent to the Shareholders' Agent for disbursement to the Shareholders in accordance with their interests.

                 12.10 Remedies Exclusive. The parties hereto agree that except as otherwise provided in Section 14.2 the sole and exclusive remedy for unintentional misrepresentations contained in this Agreement or non-willful breaches of the covenants and agreements contained in this Agreement, shall be the indemnification obligations of the parties as set forth in this Section 12. Notwithstanding the foregoing, nothing in this Section 12.10 shall be interpreted or construed to limit or waive any party's rights or remedies with respect to any intentional misrepresentation contained in this Agreement or willful breach of any covenant or agreement contained in this Agreement.

         13.     Shareholders' Agent.

                 13.1 Appointment; Acceptance. By executing this Agreement, each of the Shareholders hereby irrevocably constitutes and appoints Lawrence J. Kent and his successors, acting as hereinafter provided, as his attorney-in-fact and agent in his name, place and stead in connection with the transactions and agreements contemplated by this Agreement (the "Shareholders' Agent"), and acknowledges that such appointment is coupled with an interest.
By executing and delivering this Agreement under the heading "Shareholders' Agent," the individual who is appointed as the Shareholders' Agent hereby (i) accepts his appointment and authorization to act as the Shareholders' Agent as attorney-in-fact and agent on behalf of the Shareholders in accordance with the terms of this Agreement and (ii) agrees to perform his obligations hereunder, and otherwise comply with this Section 13.

                 13.2 Authority. Each Shareholder by this Agreement fully and completely, without restriction:

                          (a) authorizes the Shareholders' Agent (i) to prepare, finalize, approve and authorize all exhibits, schedules and other attachments to the Shareholder Delivered Agreements and such approval and authorization may be conclusively evidenced by the Shareholders' Agent, (ii) to deliver on his behalf to FFMC as provided in this Agreement his Share certificates representing all of his Shares and the separate stock transfer powers, if any, relating to all such Shares duly endorsed by him and otherwise as provided in this Agreement and all materials to be delivered in connection with such Share certificates, (iii) to execute, deliver and accept on his behalf Shareholder Delivered Agreements, (iv) to execute and deliver, and to accept delivery, on his behalf of such amendments as may be deemed by the Shareholders' Agent in his sole discretion to be appropriate under the Shareholder Delivered Agreements, and (v) to execute and deliver and to accept delivery, on his behalf of such agreements, instruments and other documents as may be deemed by the Shareholders' Agent in his sole discretion to be appropriate under the Shareholder Delivered Agreements.

                          (b) Agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Shareholders' Agent under the Shareholder Delivered Agreements.

                          (c) Authorizes the Shareholders' Agent (i) to dispute or to refrain from disputing any claim made by FFMC under the Shareholder Delivered Agreements, (ii) to negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under the Shareholder Delivered Agreements, to sign any releases or other documents with respect to such dispute or remedy, (iii) to waive any condition contained in the Shareholder Delivered Agreements, (iv) to give any and all consents under the Shareholder Delivered Agreements, and (v) to give such instructions and do such other things and refrain from doing such things as the Shareholders' Agent shall deem appropriate to carry out the provisions of the Shareholder Delivered Agreements; and

                          (d) Authorizes and directs the Shareholders' Agent to receive any payments made to the Shareholders' Agent under this Agreement, to invest such funds pending their disbursement in such matter as the Shareholders' Agent in his sole discretion deems appropriate; and to disburse pro rata any payments due the Shareholders under this Agreement in accordance with their interest, after (i) subject to Section 8.6 of this Agreement, payment of any attorneys' and accountants' and other fees and expenses incurred on behalf of the Shareholders in connection with the consummation of the transactions contemplated by this Agreement and (ii) withholding such amounts to pay costs and expenses relating to potential disputes arising with respect to indemnification or other obligations of the Shareholders under this Agreement. Notwithstanding the foregoing or anything else in this Agreement, the Shareholders' Agent shall have no authority involving a breach by a Shareholder of a representation or warranty in Section 5 of this Agreement, as to which such Shareholder shall have the sole authority to exercise rights or remedies.

                 13.3 Actions. Each of the Shareholders hereby expressly acknowledges and agrees that the Shareholders' Agent is authorized to act on his behalf, notwithstanding any dispute or disagreementamong the Shareholders and that FFMC and any other person or entity shall be entitled to rely on any and all actions taken by the Shareholders' Agent under this Agreement and the Shareholder Delivered Agreements without any liability to, or obligation to inquire of, any of the Shareholders. All notices, counternotices or other instruments or designations delivered by the Shareholders' Agent shall not be effective unless, but shall be effective if, signed by the Shareholders' Agent, and if not, such document shall have no force and effect whatsoever hereunder and FFMC and any other person or entity may proceed without regard to any such document. FFMC and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Shareholders' Agent, and upon receipt of any writing which reasonably appears to have been signed by the Shareholders' Agent, FFMC and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

                 13.4 Effectiveness. The authorizations of the Shareholders' Agent shall be irrevocable and effective until his rights and obligations under this Agreement terminate by virtue of the termination of any and all of the obligations of the Shareholders to FFMC under this Agreement.

                 13.5 Indemnification. The Shareholders hereby jointly and severally agree to indemnify and hold the Shareholders' Agent harmless from any and all liability, loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of his duties under this Agreement), except for gross negligence or willful misconduct.

                 13.6 Survival of Authorizations. EACH SHAREHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THE FOREGOING SECTIONS OF THIS SECTION 13 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH SHAREHOLDER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT, DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS A HOLDER MAY DEEM APPROPRIATE, AND DOES HEREBY DIRECT THAT NO FILING OF ACCOUNTS OR INVENTORIES OR POSTING OF A SURETY BOND SHALL BE REQUIRED.

         14.     Miscellaneous.

                 14.1 Finders, Etc. Aside from any amounts payable by GENEX to Robertson, Stephens & Company, which has been retained by GENEX, no broker's or finder's fee or commission is due or payable from or by any of the parties hereto, nor has any such fee or commission been earned by any other third party on behalf of any of the foregoing in connection with the negotiation and execution of this Agreement or in any other manner affecting or involving the Business or in connection with the negotiation or execution of this Agreement, or the consummation of any transaction contemplated hereby.
The Shareholders agree to indemnify and save FFMC and the Companies harmless from and against any and all claims or demands for broker's or finder's fees or commissions by or from Robertson,Stephens & Company (but only to the extent any such claim or demand exceeds the fee agreed to by GENEX) or any other person or persons whatsoever, based on any arrangement made by the Shareholders. FFMC agrees to indemnify and save the Shareholders harmless from and against any and all claims or demands for broker's or finder's fees or commissions from any person or persons whatsoever (other than Robertson, Stephens & Company) based on any arrangement made by FFMC.

                 14.2 Specific Performance and Other Remedies. Each party acknowledges that the rights of the other parties to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by him or it in this Agreement, then the other parties may be without an adequate remedy at law. Each party agrees, therefore, that in the event that he or it violates or fails or refuses to perform any covenant or agreement by him or it in this Agreement, any other party may, in addition to any remedies at law for damages, or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. In the event that such party institutes such proceedings prior to the termination or abandonment of this Agreement pursuant to Section 4.1, notwithstanding any provision of Section 4.2, this Agreement shall be terminated and abandoned thereafter only if a final judgment or order is entered in such action and in any appeal therefrom denying specific performance to such party in such action or dismissing or discontinuing such action without the granting of such relief (and such judgment or order is not then subject to appeal) or such action or appeal therefrom is dismissed or discontinued voluntarily by such party in such action or by agreement of the parties thereto without the granting of such relief.

                 14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without giving effect to the conflicts of law principles thereof.

                 14.4 Headings. The headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                 14.5 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                          If to FFMC, Bluebird, GENCAN and the Companies after the Effective Time with respect to the Companies, to:

                                  First Financial Management Corporation
                                  3 Corporate Square, Suite 700
                                  Atlanta, Georgia  30329
                                  Fax No. (404) 634-6352

                                  Attention:   Stephen D. Kane
                                               Senior Executive Vice President

                                  with a copy to:

                                  First Financial Management Corporation
                                  3 Corporate Square, Suite 700
                                  Atlanta, Georgia  30329
                                  Fax No. (404) 636-7632
                                  Attn:  Randolph L.M. Hutto

                          If to the Shareholders, or GENEX GENEX Canada prior to the Effective Time, to:

                                  GENEX Services, Inc.
                                  735 Chesterbrook Boulevard
                                  Suite 200
                                  Wayne, Pennsylvania  19087

                                  Attention:  Lawrence J. Kent

                          with a copy to:

                          LaBrum & Doak
                          Suite 2900
                          1818 Market Street
                          Philadelphia, Pennsylvania  19103-3629
                          Fax Number:  (215)587-5350

                          Attention:       Zachary R. Estrin

All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                 14.6 Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 14.7 Waiver. The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

                 14.8 No Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity, including, without limitation, employees not a party to this Agreement. Except for assignments to wholly-owned subsidiaries (direct or indirect) or Affiliates of FFMC, in which event

FFMC shall remain liable for the performance of this Agreement, no assignment of this Agreement or of any rights or obligations under this Agreement may be made by either party without the prior written consent of the other parties and any attempted assignment without that required consent shall be void. No assignment by a party of its rights under this Agreement shall relieve it of any of its obligations to the other parties under this Agreement.

                 14.9 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such privilege or duty shall have until 5:00 p.m. Atlanta, Georgia time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

                 14.10 Definitions Regarding Knowledge. As used in this Agreement, the term "to the best of the knowledge of the Shareholders" or derivations thereof means the actual knowledge of the Shareholders after due inquiry of appropriate management personnel. The term "to the best of the knowledge of FFMC" or derivations thereof means the actual knowledge of an executive officer of such company. The term "to the best knowledge of any Company" or derivations thereof means the actual knowledge of an executive officer of such Company.

                 14.11 Counterparts. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

                 14.12 Entire Agreement. This Agreement (with its Schedules) together with the Confidentiality Agreement dated May 20, 1994, between FFMC and GENEX contain, and is intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

                                  ***********
                     (Signatures appear on following pages)

         Executed and delivered this 30th day of June, 1994.


FIRST FINANCIAL MANAGEMENT
 CORPORATION

By:      /s/ Stephen D. Kane
         -------------------------------------
Name:    Stephen D. Kane
Title:   Senior Executive Vice President

BLUEBIRD ACQUISITION CORPORATION

By:      /s/ Randolph L.M. Hutto
         -------------------------------------
Name:    Randolph L.M. Hutto
Title:   Executive Vice President

GENCAN ACQUISITION CORPORATION

By:      /s/ Randolph L.M. Hutto
         -------------------------------------
Name:    Randolph L.M. Hutto
Title:   Executive Vice President

GENEX SERVICES, INC.

By:      /s/ Peter C. Madeja                  (SEAL)
         -------------------------------------
Name:    Peter C. Madeja
Title:   President

GENEX SHAREHOLDERS:

/s/ Lawrence J. Kent                          (SEAL)
- - ----------------------------------------------

/s/ Mary A. Kent                              (SEAL)
- - ----------------------------------------------
Lawrence J. Kent and Mary A. Kent, as Tenants
by the Entireties

/s/ Maurice D. Kent                           (SEAL)
- - ----------------------------------------------
Maurice D. Kent

SHAREHOLDERS' AGENT

/s/ Lawrence J. Kent                          (SEAL)
- - ----------------------------------------------
Lawrence J. Kent

/s/ Lawrence J. Kent                          (SEAL)
- - ----------------------------------------------
Lawrence J. Kent, as Voting Trustee under
Agreement dated as of October 29, 1993.

/s/ Maurice D. Kent                           (SEAL)
- - ----------------------------------------------
Maurice D. Kent, as Voting Trustee under
Agreement dated as of October 29, 1993.

/s/ Mary A. Kent                              (SEAL)
- - ----------------------------------------------
Mary A. Kent, Trustee FBO Peter J. Kent

/s/ Mary A. Kent                              (SEAL)
- - ----------------------------------------------
Mary A. Kent, Trustee FBO Brendan D. Kent

/s/ Mary A. Kent                              (SEAL)
- - ----------------------------------------------
Mary A. Kent, Trustee FBO Caroline I. Kent

/s/ Mary A. Kent                              (SEAL)
- - ----------------------------------------------
Mary A. Kent, Trustee FBO Katherine M. Kent

/s/ Peter C. Madeja                           (SEAL)
- - ----------------------------------------------
Peter D. Madeja

/s/ Gary W. Billiard                          (SEAL)
- - ----------------------------------------------
Gary W. Billiard

GENEX SERVICES OF CANADA, LTD.

By:      /s/ Peter C. Madeja
         -------------------------------------
Name:    Peter C. Madeja
Title:   President

GENEX CANADA SHAREHOLDERS:

/s/ Lawrence J. Kent                          (SEAL)
- - ----------------------------------------------
Lawrence J. Kent

/s/ Maurice D. Kent                           (SEAL)
- - ----------------------------------------------
Maurice D. Kent